QuickLinks -- Click here to rapidly navigate through this document

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ImageX, Inc.

at

$0.512 Net Per Share

by

Kinko's Washington, Inc.

a wholly owned subsidiary of

Kinko's, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON WEDNESDAY, APRIL 9, 2003, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 3, 2003 (THE "MERGER AGREEMENT") BY AND AMONG KINKO'S WASHINGTON, INC. (THE "PURCHASER"), KINKO'S, INC. ("KINKO'S") AND IMAGEX, INC. ("IMAGEX"). THE OFFER (HEREINAFTER DEFINED) IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF IMAGEX (THE "SHARES") THAT REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 14.

        THE BOARD OF DIRECTORS OF IMAGEX HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND APPROVED AND ADOPTED THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (HEREINAFTER DEFINED), AND UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, THE MERGER, THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF IMAGEX AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF IMAGEX ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        The Information Agent for the Offer is:

MELLON INVESTOR

SERVICES LLC

March 13, 2003

IMPORTANT

        If you wish to tender all or any portion of your Shares, you must take the steps set forth in either (1) or (2) below prior to the expiration of the Offer:

          (1)  (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message, and any other required documents to Mellon Investor Services LLC, which is acting as the Depositary (the "Depositary"); and

            (b)  deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in Section 2; or

          (2)  request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

        If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

        If you wish to tender Shares and your certificates for Shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, your tender may be effected by following the procedures for guaranteed delivery set forth in Section 2.

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Mellon Investor Services LLC at its address and telephone number set forth on the back cover of this Offer to Purchase.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any State Securities Commission, nor have they passed upon the fairness or merits of the transaction or upon the accuracy or the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET

        Kinko's Washington, Inc., which is referred to in this Offer to Purchase as the "Purchaser," is offering to purchase all of the outstanding shares of common stock of ImageX, Inc., which is referred to in this Offer to Purchase as "ImageX," for $0.512 per share, net to the seller in cash. The following are some of the questions you, as a shareholder of ImageX, may have and answers to those questions. We urge you to read the remainder of this Offer to Purchase and the Letter of Transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

        Kinko's Washington, Inc. is a Washington corporation formed for the purpose of making this tender offer. Kinko's Washington, Inc. is a wholly owned subsidiary of Kinko's, Inc., a Delaware corporation, which is referred to in this Offer to Purchase as "Kinko's." Kinko's is a leader in the retail quick-print and business services industries, providing a variety of products, services and solutions related to document production and management to customers ranging from students and families to the largest corporations in the world. Please see Section 9—"Certain Information Concerning the Purchaser and Kinko's."

What class and amount of securities is being sought in the offer?

        We are seeking to purchase all of the outstanding shares of common stock of ImageX. Please see "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

        We are offering to pay $0.512 per share, net to you in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. Please see "Introduction" and Section 1—"Terms of the Offer."

Do you have the financial resources to make payment?

        Kinko's, the parent company of the Purchaser, will provide us with sufficient funds to acquire all tendered shares and any shares to be acquired in the merger which is expected to follow the successful completion of the offer. The offer is not conditioned on any financing arrangements. Kinko's intends to obtain the necessary funds from its cash on hand and from borrowings under its existing credit facility. Please see Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

        We do not think our financial condition is relevant to your decision of whether to tender shares and accept the offer because:

  •
  the offer is being made for all outstanding shares solely for cash;

  •
  the offer is not subject to any financing condition;

  •
  Kinko's has available cash and financing commitments that are more than sufficient to pay the purchase price for all the outstanding shares; and

  •
  if we consummate the offer, we will acquire all of the remaining shares for the same cash price in the merger.

Please see Section 1—"Terms of the Offer" and Section 10—"Source and Amount of Funds."

How long do I have to decide whether to tender in the offer?

        You will have at least until 12:00 midnight, New York City time, on Wednesday, April 9, 2003, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. Please see Section 1—"Terms of the Offer" and Section 2—"Procedure for Tendering Shares."

Can the offer be extended and under what circumstances?

        Yes. We have agreed with ImageX that we may extend the offer, in increments of not more than ten business days each, if at the time the offer is scheduled to expire (including at the end of an earlier extension) any of the conditions to our offer is not satisfied (or waived by us) or if we are required to extend the offer by any of the rules of the Securities and Exchange Commission. Please see Section 1—"Terms of the Offer."

        We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender their shares and receive the offer consideration. We may, in our sole discretion, provide a subsequent offering period regardless of whether or not the events or the facts set forth in Section 14—"Certain Conditions of the Offer" have occurred. If we have acquired a majority but less than 90% of the outstanding shares as of the expiration date of the offer, we currently intend to elect to provide a subsequent offering period. Please see Section 1—"Terms of the Offer."

How will I be notified if the offer is extended?

        If we extend the offer, we will inform Mellon Investor Services LLC, the depositary for the offer, of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. Please see Section 1—"Terms of the Offer."

What are the most significant conditions to the offer?

        We are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration of the offer represents at least a majority of the total number of shares outstanding on a fully diluted basis. The offer is also subject to a number of other conditions, some of which may be waived without the consent of ImageX. Please see Section 14—"Certain Conditions of the Offer."

How do I tender my shares?

        To tender shares, you must take the steps set forth in either (1) or (2) below prior to the expiration of the Offer:

          (1)  (a) complete, sign and deliver the Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, deliver an "agent's message," and deliver any other required documents to the depositary; and

            (b)  deliver the certificates for your Shares to the depositary or deliver your Shares pursuant to the procedure for book-entry transfer; or

          (2)  request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

        If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your shares for you.

        If you cannot deliver everything that is required to be delivered to the depositary by the expiration of the offer, you may have a limited amount of additional time to do so by having a broker, a bank or other fiduciary that is a member of a recognized Medallion Program approved by the Securities Transfer Association, Inc. or another eligible institution, guarantee that the missing items will be received by the depositary within three NASDAQ Stock Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three-trading day period. Please see Section 2—"Procedure for Tendering Shares."

Until what time can I withdraw previously tendered shares?

        You can withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by May 11, 2003, you can withdraw them at any time after such time until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately, and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. Please see Section 1—"Terms of the Offer" and Section 3—"Withdrawal Rights."

How do I withdraw previously tendered shares?

        To withdraw shares, you must deliver a written notice of withdrawal, which may be by facsimile, with the required information, to the depositary while you still have the right to withdraw the shares. If you tendered your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. Please see Section 1—"Terms of the Offer" and Section 3—"Withdrawal Rights."

What does the ImageX Board of Directors think of the offer?

        We are making the offer pursuant to a merger agreement we entered into with ImageX. The Board of Directors of ImageX unanimously adopted the merger agreement and declared the advisability of the merger agreement, our tender offer and our proposed merger with ImageX. The Board of Directors of ImageX has unanimously determined that each of the merger agreement, the offer and the merger is advisable and fair to and in the best interests of ImageX's shareholders, and it unanimously recommends that ImageX's shareholders accept the offer and tender their shares. Please see Section 11—"Contacts and Transactions with ImageX; Background of the Offer" of this Offer to Purchase. ImageX has prepared a Solicitation and Recommendation Statement containing additional information regarding the ImageX Board of Directors' determination and recommendation, including a discussion of a written opinion of Brueggeman & Johnson, P.C., addressed to the ImageX Board and dated February 28, 2003, to the effect that, as of the date of that opinion, and based on and subject to certain matters stated in that opinion, the $0.512 per share cash consideration to be received in the Offer and the Merger was fair, from a financial point of view, to ImageX's shareholders. That Solicitation and Recommendation Statement is being sent to shareholders contemporaneously with this Offer to Purchase.

Have any shareholders previously agreed to tender their shares?

        Yes. All of the officers and directors and certain shareholders of ImageX have agreed to tender shares representing approximately 29.0% of ImageX's issued and outstanding shares in the offer. Please see "Introduction" and Section 12—"Purpose of the Offer; the Merger Agreement; Plans for ImageX; Tender and Voting Agreements; Dissenters' Rights; Employment Agreements—The Tender and Voting Agreements."

If a majority of the shares are tendered and accepted for payment, will ImageX continue as a public company?

        No. If the merger occurs, ImageX will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that the shares may no longer be eligible to be traded through The NASDAQ SmallCap Market or any other securities market, there may not be a public trading market for the shares and ImageX may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with its rules relating to publicly held companies. Please see Section 7—"Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations."

Will the offer be followed by a merger if all the shares are not tendered in the offer?

        If we purchase in the offer a number of shares which equals at least a majority of the shares of ImageX outstanding on a fully diluted basis, the Purchaser will be merged with and into ImageX. If that merger takes place, we will own all of the shares of ImageX and all other shareholders of ImageX will have the right to receive the same price paid in the offer, that is, $0.512 per share, net to the Seller in cash (or any other higher price per share which is paid in the offer). Please see "Introduction" and Section 12—"Purpose of the Offer; the Merger Agreement; Plans for ImageX; Tender and Voting Agreements; Dissenters' Rights; Employment Agreements." There are no dissenters' rights available in connection with the offer. However, if the merger takes place, shareholders who have not sold their shares in the offer and have complied with the applicable provisions of Washington law will have dissenters' rights under Washington law. Please see Section 12—"Purpose of the Offer; the Merger Agreement; Plans for ImageX; Tender and Voting Agreements; Dissenters' Rights—Dissenters' Rights."

If I decide not to tender, how will the offer affect my shares?

        If the merger takes place, shareholders who do not tender in the offer will have the right to receive in the merger the same amount of cash per share which they would have received had they tendered their shares in the offer, subject to their right to pursue dissenters' rights under Washington law. Therefore, if the merger takes place and you do not exercise your dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, until the merger is consummated or if the merger does not take place for some reason, the number of shareholders of ImageX and the number of shares of ImageX which are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on The NASDAQ SmallCap Market or any other securities exchange, and ImageX may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the its rules relating to publicly held companies. Please see Section 7—"Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations" and Section 12—"Purpose of the Offer; the Merger Agreement; Plans for ImageX; Tender and Voting Agreements; Dissenters' Rights; Employment Agreements."

What is the market value of my shares as of a recent date?

        On March 3, 2003, the last trading day before Kinko's and ImageX announced that they had signed the merger agreement, the last sale price of the shares of ImageX reported by The NASDAQ SmallCap Market was $0.23 per share. On March 10, 2003, the last sale price of the shares was $0.49 per share. We advise you to obtain a recent quotation for shares of ImageX in deciding whether to tender your shares. Please see Section 6—"Price Range of the Shares; Dividends on the Shares."

Who will determine the validity of my tender of shares?

        We have reserved the sole right to decide any questions concerning the validity, form, eligibility, timeliness and other questions relating to tenders of shares. We have also reserved the right to waive any defect or irregularity. In exercising our waiver power we may choose not to treat similar defects or irregularities in the same manner. All of our decisions relating to the validity of tenders will be final and binding. Please see Section 2—"Procedure for Tendering Shares."

What are the U.S. federal income tax consequences of tendering shares in the offer or in the merger?

        The sale or exchange of shares pursuant to the offer or the merger will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign tax purposes as well. In general, a shareholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares sold or exchanged. Please see Section 5—"Certain U.S. Federal Income Tax Consequences."

Who can I talk to if I have questions about the offer?

        You can call Mellon Investor Services LLC toll free at (888) 867-6003. Mellon Investor Services LLC is acting as the information agent for our tender offer. Please see the back cover of this Offer to Purchase.

To the Holders of Common Stock of ImageX:

INTRODUCTION

        Kinko's Washington, Inc., a Washington corporation (the "Purchaser," "we" or "us"), and a wholly owned subsidiary of Kinko's Inc., a Delaware corporation ("Kinko's"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of ImageX, Inc., a Washington corporation ("ImageX"), at a purchase price of $0.512 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

        Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Shareholders who hold their Shares through banks or brokers should check with those institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Mellon Investor Services LLC which is acting as the Depositary (the "Depositary") and as the Information Agent (the "Information Agent"). Please see Section 16—"Fees and Expenses."

        The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of March 3, 2003 (the "Merger Agreement") among the Purchaser, Kinko's and ImageX. The Merger Agreement provides that, following the consummation of the Offer, on the terms and subject to the conditions of the Merger Agreement and in accordance with the Washington Business Corporation Act (the "WBCA"), the Purchaser will be merged with and into ImageX. Following the effective time of the Merger (the "Effective Time"), ImageX will continue as the surviving corporation and a wholly owned subsidiary of Kinko's. In the Merger, each outstanding Share (other than Shares owned by the Purchaser or Kinko's or by shareholders, if any, who are entitled to and properly exercise dissenters' rights under Washington law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in Section 12—"Purpose of the Offer; the Merger Agreement; Plans for ImageX; Tender and Voting Agreements; Dissenters' Rights; Employment Agreements—The Merger Agreement."

        Consummation of the Merger is subject to a number of conditions, including approval by the shareholders of ImageX, if such approval is required under the WBCA, and Shares having been purchased pursuant to the Offer. If we acquire at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, we will be able to, and intend to, effect the Merger pursuant to the "short-form" merger provisions of the WBCA, without prior notice to, or any action by, any other shareholder of ImageX. Please see Section 12—"Purpose of the Offer; the Merger Agreement; Plans for ImageX; Tender and Voting Agreements; Dissenters' Rights; Employment Agreements."

        The Board of Directors of ImageX (the "ImageX Board") has (1) unanimously adopted the Merger Agreement and declared the advisability of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (2) unanimously determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of ImageX and its shareholders and (3) unanimously recommends that the shareholders of ImageX accept the Offer and tender their Shares pursuant to the Offer and, if approval is required, approve the Merger Agreement and the Merger. The factors considered by the ImageX Board in arriving at its decision to adopt the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to recommend that the shareholders of ImageX accept the Offer and tender their Shares pursuant to the Offer are described in ImageX's Solicitation and Recommendation

Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") and is being mailed to the shareholders of ImageX concurrently herewith.

        In connection with the execution of the Merger Agreement, Kinko's and the Purchaser entered into tender and voting agreements, each dated as of March 3, 2003 (the "Tender and Voting Agreements"), with each officer and director and certain shareholders of the Company, including Acorn Ventures, Inc., Acorn Ventures IX, LLC, Internet Ventures, LLC and Alta California Partners II, L.P. Approximately 29.0% of the issued and outstanding Shares are subject to the Tender and Voting Agreements. Pursuant to the Tender and Voting Agreements, each tendering shareholder has agreed, among other things, and upon the terms and conditions set forth therein, to tender his or its Shares to the Purchaser in the Offer, to grant Kinko's a purchase option on their Shares which is exercisable upon the occurrence of certain events at the Offer Price, to vote such Shares in the manner specified in the Tender and Voting Agreements with respect to certain matters and to appoint Kinko's as such tendering shareholders' proxy to vote the Shares.

        Brueggeman & Johnson, P.C. ("Brueggeman") has acted as ImageX's financial advisor in connection with the transactions contemplated by the Merger Agreement. The opinion of Brueggeman dated February 28, 2003, that, as of such date, the consideration to be received in the Offer and the Merger by holders of Shares is fair to such holders from a financial point of view, will be set forth in full as an Annex to the Schedule 14D-9. You are urged to, and should, read the Schedule 14d-9 and such opinion carefully in their entirety.

        The Offer is conditioned on, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1) a number of Shares that would constitute at least a majority of all outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Tender Condition").

        For purposes of the Offer, "on a fully diluted basis" means, as of any date, the number of Shares issued and outstanding, together with the Shares that may be issued by ImageX pursuant to warrants, options, rights or other obligations outstanding at that date, whether or not vested or then exercisable. ImageX has informed us that ImageX's authorized capital stock currently consists of 70,000,000 Shares and 30,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). ImageX has also informed us that, as of February 28, 2003, (i) there were 31,211,967 Shares and no shares of Preferred Stock issued and outstanding and (ii) an aggregate of 5,498,814 Shares were reserved for issuance upon the exercise of outstanding options and warrants. Based on the foregoing and assuming that no Shares are otherwise issued after February 28, 2003, there would be 36,710,781 Shares outstanding on a fully diluted basis and the Minimum Tender Condition will be satisfied if at least 18,355,391 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Tender Condition will depend on the actual number of Shares outstanding on the date we accept Shares for payment pursuant to the Offer. If the Minimum Tender Condition is satisfied, and we accept for payment the Shares tendered pursuant to the Offer, we will be able to elect a majority of the members of the ImageX Board and to effect the Merger without the affirmative vote of any other shareholder of the Company. Please see Section 12—"Purpose of the Offer; the Merger Agreement; Plans for ImageX; Tender and Voting Agreements; Dissenters' Rights; Employment Agreements."

        Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5 hereof.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.    TERMS OF THE OFFER

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on April 9, 2003, unless and until we shall have extended the period of time during which the Offer is open in accordance with the provisions of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by us, will expire.

        In the Merger Agreement, we agreed that we will not, without the prior written consent of ImageX: (i) reduce the number of Shares subject to the Offer; (ii) reduce the price per Share to be paid pursuant to the Offer; (iii) reduce or modify the Minimum Tender Condition; (iv) modify or add to the conditions described under "Conditions to the Offer" in Section 14 hereof in any manner adverse to the holders of Shares (other than Kinko's and its subsidiaries); (v) except as provided in the next sentence, extend the Offer or (vi) change the form of consideration payable in the Offer. However, the Merger Agreement provides that, without the consent of ImageX, we may: (i) extend the Offer in increments of not more than ten business days each, if at the then scheduled Expiration Date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived (but in no event beyond July 9, 2003 (the "Outside Date")); (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the SEC's staff applicable to the Offer and (iii) make available a subsequent offering period (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) beyond the Outside Date, if the number of Shares that have been validly tendered and not withdrawn represent less than 90% of the issued and outstanding Shares on a fully-diluted basis. In addition, we have agreed that, if the Minimum Tender Condition is not satisfied at the scheduled Expiration Date, at the request of ImageX, we will extend the Expiration Date in increments of not more than five business days each until the earliest to occur of (w) the satisfaction of the Minimum Tender Condition, (x) the reasonable determination by us that the Minimum Tender Condition is not capable of being satisfied on or prior to the Outside Date, (y) the termination of the Merger Agreement in accordance with its terms and (z) the Outside Date.

        Subject to the terms of the Merger Agreement, including the restrictions described above, and the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right (but shall not be obligated, except as described in this Section 1), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 shall have occurred: (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary; (ii) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act and (iii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

        If by 12:00 midnight, New York City time, on April 9, 2003 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the terms and conditions contained in the Merger Agreement and the applicable rules and regulations of the SEC: (i) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders; (ii) except as set forth above with respect to the Minimum

Tender Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn; (iii) as set forth above, to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) except as set forth above, to amend the Offer.

        Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

        If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares pursuant to the Offer for any reason or if we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "Section 3—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer and by the terms of the Merger Agreement, which require that, on the terms and subject to the prior satisfaction (or waiver) of the conditions to the Offer, we must accept for payment and pay for Shares as soon as reasonably practicable after the Expiration Date.

        If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum period of ten business days from the date of the change is generally required to allow for adequate dissemination to shareholders.

        Pursuant to Rule 14d-11 under the Exchange Act, we may, if all the conditions to the Offer here have been satisfied or waived, subject to certain conditions, provide a subsequent offering period from three to 20 business days in length following the Expiration Date ("Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

        During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and we will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that we may provide a Subsequent Offering Period so long as, among other things: (i) the initial 20-business day period of the Offer has expired; (ii) we offer the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer; (iii) we accept and promptly pay for all securities tendered during the Offer prior to its expiration; (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. We will be able to provide a Subsequent Offering Period, if we satisfy the conditions above, after April 9, 2003. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days. In a public release, the SEC expressed the view that inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer and would require the Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date. The SEC has provided further guidance that the inclusion of a Subsequent Offering Period would not constitute a material change to the terms of the Offer if: (i) the initial offer materials disclosed that a Subsequent Offering Period may be provided and describes what a Subsequent Offering Period is; (ii) in the notice announcing the results of the initial offering period required by Rule 14d-11(d), the Subsequent Offering Period is announced and begun and (iii) the bidder has definitively determined to provide a Subsequent Offering Period or is contractually obligated to do so. In the event we elect to include a Subsequent Offering Period, we will notify shareholders of the Company in a manner consistent with the requirements of the SEC.

        We may, in our sole discretion, provide a Subsequent Offering Period regardless of whether the events or the facts set forth in Section 14—"Certain Conditions of the Offer" have occurred. If we have acquired a majority but less than 90% of the shares as of the Expiration Date, we currently intend to elect to provide a Subsequent Offering Period but there is no assurance that we will or will not include a Subsequent Offering Period. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to shareholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

        ImageX has provided us with ImageX's shareholder lists and security position listing for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and we will furnish those materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on ImageX's shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Schedule 14D-9 will also be included with those materials.

2.    PROCEDURE FOR TENDERING SHARES

        Valid Tender.    In order for you validly to tender Shares pursuant to the Offer: (i) the certificates for your tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, your tendered Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (iii) you must, before the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

        The valid tender of Shares by you pursuant to one of the procedures described above will constitute a binding agreement between you and us on the terms and subject to the conditions of the Offer.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although you may cause delivery of Shares to be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for you to complete a valid tender of your Shares by book entry, or you must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR SOLE ELECTION AND RISK. YOUR SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

        Signature Guarantees.    No signature guarantee is required on your Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, unless such registered holder(s) has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) your Shares are tendered for the account of a firm that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agent Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchanges Medallion

Program, or is otherwise an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available or you cannot complete the procedures for book-entry transfer on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

            (i)  your tender is made by or through an Eligible Institution;

          (ii)  you ensure that a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii)  you ensure that either (a) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The NASDAQ Stock Market ("NASDAQ"), a subsidiary of the National Association of Securities Dealers, Inc. (the "NASD"), is open for business.

        You may deliver the Notice of Guaranteed Delivery to the Depositary by hand or transmit it by facsimile transmission or mail to the Depositary. You must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Other Requirements.    Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

        Appointment.    By executing a Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal (or such facsimile), each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and you may not give any subsequent powers of attorney, proxies, consents or revocations (which, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the shareholders of ImageX, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders that we determine are not in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Kinko's, ImageX, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. By tendering Shares to us you agree to accept any decisions we make concerning these matters and waive any right you might otherwise have to challenge our decision.

        Backup Withholding.    In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, when surrendering Shares in the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and payment of cash to you pursuant to the Offer may be subject to backup withholding at a rate of 30%. If you surrender Shares pursuant to the Offer, you should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Please see Instruction 9 to the Letter of Transmittal.

3.    WITHDRAWAL RIGHTS

        Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to the Offer, you may also withdraw your previously tendered Shares at any time after May 11, 2003.

        In order for your withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates to be withdrawn to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If your Shares were delivered pursuant to the procedures for book-entry transfer set forth in Section 2, your notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. You may not rescind a withdrawal of tenders of Shares, and any Shares that you properly withdraw will thereafter be deemed not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, whether or not similar defects or irregularities are waived in the case of any other shareholder. None of the Purchaser, Kinko's, ImageX, the Depositary, the Information Agent or any other person will be under any duty to give you notification of any defects or irregularities in your notice of withdrawal or incur any liability for failure to give any such notification.

        In the event we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4.    ACCEPTANCE FOR PAYMENT AND PAYMENT

        On the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. We expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

        In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares. On the terms and subject to the conditions of the Offer, we will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will we pay interest on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

        If we do not accept for payment any Shares tendered by you pursuant to the Offer for any reason, we will return the certificates for any such Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        Your receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger, you will recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Offer or the Merger and your adjusted tax basis in the Shares tendered by you and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

        If Shares are held by you as capital assets, gain or loss recognized by you will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Shares exceeds one year. If you are an individual, the maximum U.S. federal income tax rate on long-term capital gains is 20%. In the case of Shares that have been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. The deduction of capital losses is subject to limitations. You should consult your own tax advisor in this regard.

        If you tender Shares, you may be subject to backup withholding unless you provide your TIN and certify that such number is correct or properly certify that you are awaiting a TIN, or unless an exemption applies. Exemptions are available for shareholders that are corporations and for certain foreign individuals and entities. If you do not furnish a required TIN, you may be subject to a penalty imposed by the IRS. Please see Section 2—"Procedure for Tendering Shares—Backup Withholding."

        If backup withholding applies to you, the Depositary is required to withhold 30% from amounts otherwise payable to you. Backup withholding is not an additional tax. Rather, the amount of the backup withholding is credited against the actual U.S. federal income tax liability of the person subject to the backup withholding. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

        THE FOREGOING U.S. FEDERAL INCOME TAX DISCUSSION IS APPLICABLE TO "U.S. PERSONS" WHO HOLD THE SHARES AS "CAPITAL ASSETS" WITHIN THE MEANING OF THE U.S. INCOME TAX LAWS. SUCH DISCUSSION (A) IS NOT APPLICABLE TO FOREIGN PERSONS OR ENTITIES OR TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR THE ACQUISITION OF SHARES IN THE IMAGEX, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN OR OTHERWISE AS COMPENSATION AND (B) MAY NOT BE APPLICABLE TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. THE DISCUSSION IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO YOU (INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX.

6.    PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

        The Shares are listed and principally traded on The NASDAQ SmallCap Market under the symbol "IMGX." The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported on NASDAQ, based on published financial sources.

IMAGEX, INC.

	High	Low
Fiscal Year Ended December 31, 2001:
First Quarter	$4.69	$0.69
Second Quarter	$2.03	$0.66
Third Quarter	$1.50	$0.48
Fourth Quarter	$1.15	$0.50
Fiscal Year Ended December 31, 2002:
First Quarter	$1.10	$0.69
Second Quarter	$0.81	$0.36
Third Quarter	$0.44	$0.17
Fourth Quarter	$0.36	$0.18
Fiscal Year Ended December 31, 2003:
First Quarter (through March 10, 2003)	$0.51	$0.15

        On March 3, 2003, the last trading day before the first public announcement of the execution of the Merger Agreement, the last reported sale price of the Shares on NASDAQ was $0.23 per Share. On March 10, 2003, the last reported sale price of the Shares on the NASDAQ was $0.49 per share. You are urged to obtain current market quotations for the Shares.

        According to ImageX's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, ImageX has never paid any dividends on the Shares. In addition, ImageX has advised us that it has not declared or paid any stock or other noncash dividends on the Shares. Pursuant to the Merger Agreement, ImageX may not, without the prior written consent of Kinko's, declare, set aside or pay any dividends in respect of any of its capital stock. Please see Section 12—"Purpose of the Offer, the Merger Agreement; Plans for ImageX; Tender and Voting Agreements; Dissenters' Rights; Employment Agreements—The Merger Agreement—Conduct of Business of ImageX."

7.    EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

        Effect of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

        NASDAQ Listing.    Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued listing on NASDAQ. According to NASDAQ's published guidelines, NASDAQ would consider delisting the Shares if, among other things (i) there shall be fewer than 500,000 publicly held Shares, held by at least 300 round lot holders; (ii) such Shares fail to maintain an aggregate market value of at least $1,000,000; (iii) the minimum bid price per Share shall be below $1 for an extended period of time or (iv) there shall be fewer than two market registered and active market makers for the Shares, one of whom may be a market maker entering a stabilizing bid. Shares held directly or indirectly by officers or directors of ImageX, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of NASDAQ for continued listing and the Shares are no longer listed, the market for the Shares could be adversely affected.

        If NASDAQ were to delist the Shares because they no longer meet the requirements for continued inclusion on NASDAQ, or the Shares otherwise ceased to be quoted on NASDAQ, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported through other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders of Shares remaining at such time, the aggregate market value of such Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of ImageX to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by ImageX to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to ImageX, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of ImageX and persons holding "restricted securities" of ImageX to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause ImageX to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from NASDAQ and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending on factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.    CERTAIN INFORMATION CONCERNING IMAGEX

        General.    ImageX provides Web-enabled printing services dedicated to streamlining the workflow process from design, production, delivery and management of branded communication materials. ImageX's branded service areas provide an Internet-based end-to-end solution to produce printed business communication materials for a variety of customers, focused primarily on medium and large corporations. ImageX is a Washington corporation with its principal executive offices at 10210 NE Points Dr., Suite 200, Kirkland, Washington 98033, and its telephone number is (425) 576-6500.

        Available Information.    ImageX is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning ImageX's directors and officers, their remuneration, stock options and other matters, the principal holders of ImageX's securities and any material interest of such persons in transactions with ImageX is required to be disclosed in ImageX's proxy statements distributed to ImageX's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such information should be obtainable, by mail, on payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        Except as otherwise stated in this Offer to Purchase, the information concerning ImageX contained herein has been furnished by ImageX or taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser and Kinko's do not have any knowledge that any such information is untrue, neither the Purchaser nor Kinko's assumes any responsibility for the accuracy or completeness of such information or for any failure by ImageX to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Kinko's.

9.    CERTAIN INFORMATION CONCERNING THE PURCHASER AND KINKO'S

        The Purchaser is a Washington corporation and a wholly owned subsidiary of Kinko's. The Purchaser was organized to acquire ImageX and has not conducted, and does not expect to conduct, any unrelated activities since its organization. The principal executive office of the Purchaser is located at the principal executive office of Kinko's. All outstanding shares of capital stock of the Purchaser are owned by Kinko's.

        Kinko's is a Delaware corporation with its principal executive offices located at 13155 Noel Road, Suite 1600, Dallas, Texas 75240. The business telephone number of Kinko's and the Purchaser is (214) 550-7000. Kinko's is a leader in the retail quick-print and business services industries. Kinko's provides a variety of products, services and solutions related to document production and management to customers ranging from students and families to the largest corporations in the world.

        Approximately 74% of Kinko's outstanding capital stock is held by affiliates of Clayton Dubilier & Rice, Inc., a Delaware corporation ("CD&R"). Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership ("CDR Fund V"), is a private investment fund managed by CD&R. Amounts contributed to CDR Fund V by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged acquisition transactions and in the equity of corporations where the infusion of capital, coupled with the provision of managerial assistance by CDR, can be expected to generate returns on investments comparable to returns historically achieved in leveraged acquisition transactions. The general partner of CDR Fund V is CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership ("Associates V"). Associates V has three general partners. The managing general partner of Associates V is CD&R Investment Associates II, Inc., a Cayman Islands exempted company ("Associates II Inc."). The other general partners of Associates V are CD&R Cayman Investment Associates, Inc., a Cayman Islands exempted company ("Associates Cayman Inc."), and CD&R Investment Associates, Inc., a Delaware corporation ("Associates Inc."). Under the partnership agreement of Associates V, all management authority (other than with respect to the amendment of the partnership agreement) is vested in Associates II Inc. No person controls the voting and dispositive power of Associates II Inc. with respect to the shares of Kinko's capital stock owned by CDR Fund V. CDR Fund V owns approximately 43% of the outstanding capital stock of Kinko's. The principal executive offices of CDR Fund V, Associates V, Associates II Inc. and Associates Inc. are located at 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803. The principal executive offices of Associates Cayman Inc. are located at Ugland House, South Church Street, Grand Cayman, Cayman Islands, BWI.

        Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands exempted limited partnership ("CDR Fund VI"), is a private investment fund managed by CD&R. Amounts contributed to CDR Fund VI by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged acquisition transactions and in the equity of corporations where the infusion of capital, coupled with the provision of managerial assistance by CDR, can be expected to generate returns on investments comparable to returns historically achieved in leveraged acquisition transactions. The general partner of CDR Fund VI is CD&R Associates VI Limited Partnership, a Cayman Islands exempted limited partnership ("Associates VI"). The general partner of Associates VI is CD&R Investment Associates VI, Inc., a Cayman Islands exempted company ("Associates VI Inc."). No person controls the voting and dispositive power of Associates VI Inc. with respect to the shares of Kinko's capital stock owned by CDR Fund VI. CDR Fund VI owns approximately 31% of the outstanding capital stock of Kinko's. The principal executive offices of CDR Fund VI, Associates VI and Associates VI Inc. are located at 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803. CDR Fund V, Associates V, Associates II Inc., Associates Inc., Associates Cayman Inc., CDR Fund VI, Associates VI and Associates VI Inc. are collectively referred to in this Offer to Purchase as the "CD&R Entities."

        The name, business address, principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser, Kinko's and the CD&R Entities are set forth in Schedule I hereto.

        During the last five years, none of the Purchaser, Kinko's, any of the CD&R Entities or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

        Except as described in the Merger Agreement, the Tender and Voting Agreements or as otherwise described in this Offer to Purchase, as of March 13, 2003, (i) none of the Purchaser, Kinko's, any of the CD&R Entities or, to the best of their knowledge, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of Kinko's or the Purchaser or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Schedule I hereto, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of ImageX, and

(ii) none of the Purchaser, Kinko's, any of the CD&R Entities or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has effected any transaction in such equity securities during the past 60 days. The Purchaser and Kinko's disclaim beneficial ownership of any Shares owned by any pension plans of the Purchaser or Kinko's or any pension plans of any associate or majority-owned subsidiary of the Purchaser or Kinko's.

        Except as described in the Merger Agreement, the Tender and Voting Agreements or as otherwise described in this Offer to Purchase, none of the Purchaser, Kinko's, any of the CD&R Entities or, to the best of their knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ImageX, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, divisions of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of the Purchaser, Kinko's, any of the CD&R Entities or, to the best of their knowledge, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with ImageX or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in the Merger Agreement, the Tender and Voting Agreements or as otherwise described in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of the Purchaser, Kinko's or any of their subsidiaries, any of the CD&R Entities or, to the best of their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and ImageX or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.    SOURCE AND AMOUNT OF FUNDS

        The Offer is not conditioned on any financing arrangements.

        The Purchaser estimates that funds totaling approximately $16.5 million will be required to purchase all the outstanding Shares, satisfy obligations under outstanding stock options and warrants and pay all the costs, fees and expenses related to the Offer and the Merger. Please see Section 16—"Fees and Expenses." The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or intercompany loans of available cash from Kinko's. Kinko's expects to obtain all of the funds necessary to purchase the Shares from existing cash on hand and borrowings under its Credit Agreement, dated as of April 5, 2000, among Kinko's, its subsidiary borrowers, the several lenders parties thereto, The Chase Manhattan Bank, as administrative agent, Bank of America, N.A., as syndication agent, and Goldman Sachs Credit Partners L.P., as documentation agent (the "Credit Agreement").

        Pursuant to the terms of the Credit Agreement, Kinko's may borrow, repay, and re-borrow up to $300 million. Letters of credit may also be issued for Kinko's benefit under the Credit Agreement. The obligations under the Credit Agreement are secured by substantially all of Kinko's and its domestic subsidiaries' personal property. The Credit Agreement restricts Kinko's and its subsidiaries' ability to take certain actions, including, but not limited to, incurring debt, granting liens, entering into guaranty arrangements, making investments, selling assets, paying dividends and entering into new lines of business.

11.    CONTACTS AND TRANSACTIONS WITH IMAGEX; BACKGROUND OF THE OFFER

        Kinko's and ImageX have been in contact with each other over the prior two years in the ordinary course of business to discuss using each other's services and collaborating in select business areas.

        On June 12, 2002, Tom Leverton, VP of Strategy and Business Development at Kinko's, contacted Tim Dowling, Chief Operating Officer of ImageX, to arrange a conference call and revisit collaborative opportunities. In response to the initial inquiry, a conference call was set up on July 2, 2002. In that call, a general overview for each business was shared and potential strategic relationships were generally discussed. The call was attended by senior technology, sales and management staff from both organizations.

        Pursuant to the outcome of the previous call and in order to investigate more fully the collaborative opportunities, the parties executed a mutual confidentiality and non-disclosure agreement on July 23, 2002.

        On July 30, 2002, a conference call was held in which Dan Connors, Senior Vice President of Corporate Strategy for Kinko's, inquired of Mr. Dowling ImageX's interest in a "strategic partnership" relationship and/or potential business combination, including a possible acquisition of ImageX by Kinko's. Senior management members of both companies continued to engage in discussions regarding the strategic fit of the two companies' respective businesses over the first week of August 2002.

        On August 9, 2002, the parties executed a new mutual confidentiality and non-disclosure agreement (the "Confidentiality Agreement"), which replaced the agreement executed on July 23, 2002. That same day the parties held a joint management meeting at Kinko's headquarters in Dallas, Texas. Messrs. Connors and Leverton and other Kinko's officers were in attendance from the Kinko's side, and Rich Begert, President and Chief Executive Officer of ImageX, Mr. Dowling and Cory Klatt, Vice President and Chief Technology Officer of ImageX, attended from the ImageX organization. Detailed company overviews and presentations were made, including a high-level technology review and a high-level strategy overview for each company. At the conclusion of the meeting, a decision was made to progress the discussions to include a specific transaction structure and a potential valuation for ImageX.

        Over the course of the next two months, Kinko's undertook an information gathering process. During this time, Kinko's conducted a number of informal calls with ImageX management to more fully understand specific parts of ImageX's operations, including its financial position. Kinko's technology personnel visited ImageX headquarters to more fully investigate ImageX's technology offering.

        On or about September 17, 2002, Kinko's involved but did not engage Goldman Sachs to provide limited advice and guidance on the financial terms of a possible acquisition of ImageX and the optimal structure of such an acquisition transaction. During the remainder of September and October 2002, Kinko's finance staff, legal staff, outside counsel and Goldman Sachs held several discussions to determine an appropriate transaction structure and financial terms for an acquisition of ImageX. These matters were also presented to and reviewed by Kinko's senior management.

        On October 4, 2002, Kinko's submitted to ImageX a preliminary non-binding proposal to purchase all outstanding ImageX stock for an aggregate price of $14.5 million in cash, subject to a number of conditions, including negotiation of a mutually acceptable definitive acquisition agreement, satisfactory completion of Kinko's due diligence investigation of ImageX and approval by the boards of directors of both companies.

        On October 9, 2002, Mr. Begert called Mr. Connors to inform him that ImageX was rejecting Kinko's proposal made on October 4, 2002.

        On October 11, 2002, a revised proposal to purchase all of the outstanding stock of ImageX at an aggregate purchase price of $16.5 million was made by Mr. Connors to Mr. Begert. This proposal was subject to the same conditions described above.

        On October 15, 2002, Mr. Begert presented Kinko's acquisition proposal at $16.5 million to the ImageX Board via conference call. That same afternoon, Mr. Begert relayed to Mr. Connors that he had presented Kinko's latest proposal to the ImageX Board and that the Board was not prepared to act on the proposal at that time.

        On October 24, 2002, Mr. Begert proposed back to Mr. Connors a $22.5 million price, or a $20.5 million price if certain intellectual property assets were excluded from the deal. Mr. Connors told Mr. Begert that Kinko's would need some time to evaluate ImageX's position.

        From October 24 to November 4, 2002, the parties continued to discuss transaction structure and valuation. During this period, Kinko's also conducted due diligence on publicly available information about ImageX.

        On November 5, 2002, members of senior management of ImageX and Kinko's held a conference call to discuss valuation and other terms and conditions of a possible acquisition. On this call, Mr. Connors indicated that Kinko's would be willing to pay $17.0 million for all of the outstanding stock of ImageX, subject to, among other things, the approval of the respective companies' boards, the negotiation of definitive transaction documents and the satisfactory completion of due diligence by Kinko's.

        On November 5, 2002, Kinko's submitted to ImageX a written, non-binding indication of interest for the acquisition of 100% of ImageX's outstanding common stock at an aggregate price of $17.0 million, subject to the conditions described in the preceding paragraph. On November 11, ImageX countersigned the letter and also executed and delivered to Kinko's an exclusivity agreement, pursuant to which ImageX agreed to cease all ongoing discussions with third parties and negotiate exclusively with Kinko's for a two-week period.

        On November 20, 2002, representatives of Kinko's and its outside legal counsel, met at the offices of Lane Powell Spears Lubersky, outside counsel to ImageX, in Seattle, Washington. At the meeting, Mr. Begert and other members of senior management made a presentation of ImageX's business and operations. From November 20 through November 23, 2002, Kinko's conducted on-site due diligence with respect to ImageX, including site visits to ImageX facilities, review of legal documents and meetings with ImageX management.

        From November 23, 2002 through December 19, 2002, a series of conference calls took place between the senior management teams of Kinko's and ImageX to discuss the status of open due diligence items and future cost reductions that could be achieved in the ImageX business.

        Throughout the remainder of December, 2002, Kinko's internal operations and legal advisors continued their due diligence investigations of ImageX and its business. Kinko's technology team also continued its due diligence with respect to testing the functionality and scalability of the ImageX technology platform. Talks between Kinko's and ImageX senior management continued to center around post-acquisition operations as well as cost reduction opportunities.

        By letter dated January 14, 2003, Kinko's transmitted proposed drafts of the Merger Agreement and form of Tender and Voting Agreement to ImageX. On January 27, 2003, ImageX delivered to Kinko's a marked copy of the draft Merger Agreement and Tender Agreement with ImageX's proposed changes.

        On January 20, 2003, Kinko's engaged Quest Consulting, Inc. to conduct an environmental assessment of certain of ImageX's print facilities. On January 21, 22, and 23, 2003, representatives of Quest visited ImageX's print facilities in Oregon and New Jersey. Quest declared final reports to

Kinko's on February 6, 2003, and did not discover any material environmental issues with any of the facilities.

        On January 23, 2003, Kinko's engaged the Graphical Arts Technical Foundation to perform an asset assessment for all of ImageX's production facilities. Final results were submitted to Kinko's on February 5, 2003. Results of the assessment indicated that ImageX's facilities would be able to meet Kinko's business requirements.

        From January 27, 2003 through March 3, 2003, the parties and their legal advisors continued to negotiate the terms and conditions of the Merger Agreement and the Tender Agreement. Also during this time, Kinko's and its counsel continued to conduct final diligence investigations, including legal review of the environmental assessment, review of ImageX's technology and assessment of ImageX's facilities/assets.

        On February 6, 2003, Paul Rostron, Senior Vice President of Human Resources of Kinko's, contacted Mr. Begert to discuss the services of several key ImageX management members following the consummation of an acquisition transaction. From February 6, 2003 through March 3, 2003, Kinko's negotiated employment arrangements with Mr. Begert and with these other management members. Please see Section 12—"Purpose of the Offer; the Merger Agreement; Plans for ImageX; Tender and Voting Agreements; Dissenters' Rights; Employment Agreements—Employment Agreements."

        On February 13, 2003, the Kinko's board of directors met to consider the acquisition of ImageX. At the meeting, Mr. Connors reviewed the proposed structure of the transaction and drafts of the transaction agreements. The board of directors of Kinko's unanimously approved the acquisition of ImageX and authorized Kinko's management to finalize negotiations and execute and deliver final transaction documents, pending satisfactory completion of negotiations regarding transition matters.

        On February 27, 2003, Mr. Leverton, Ric Liskow, then Kinko's Deputy General Counsel, and Tracy Brightman, another Kinko's in-house attorney, engaged in further negotiations with Mr. Begert and Jose David, ImageX's CFO. Mr. Leverton relayed that, based upon its completed due diligence and the final negotiation of the terms and conditions of the Merger Agreement, Kinko's proposed to pay ImageX shareholders $.512 per share, or an aggregate of approximately $16.5 million for all outstanding capital stock. He noted that this reflected a reduction from the earlier proposed $17.0 million due to certain liabilities to be assumed and certain expenses to be incurred with the transactions.

        On February 28, 2003, the ImageX Board met to consider the proposed acquisition of ImageX by Kinko's. At this meeting, ImageX's management and outside counsel reviewed the terms and conditions of the proposed transaction with the ImageX Board, and representatives of Brueggeman and Johnson, P.C. presented to the ImageX Board its analysis of the final proposal from Kinko's. Brueggeman and Johnson also at this time delivered to the ImageX Board its written opinion, dated February 28, 2003, to the effect that, as of that date, the Offer Price was fair, from a financial point of view, to the shareholders of ImageX. Following these presentations, the ImageX Board unanimously (1) adopted the Merger Agreement and declared the advisability of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (2) determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of ImageX and its shareholders and (3) recommended that the shareholders of ImageX accept the Offer and tender their Shares pursuant to the Offer and, if approval is required, approve the Merger Agreement and the Merger.

        On March 3, 2003, the Merger Agreement was executed by Kinko's, the Purchaser and ImageX, and the Tender and Voting Agreements were executed by the relevant officers, directors, select senior managers and shareholders of ImageX.

        Also on March 3, 2003, the parties issued a joint press release announcing the execution and delivery of the Merger Agreement.

12.    PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR IMAGEX; TENDER AND VOTING AGREEMENTS; DISSENTERS' RIGHTS; EMPLOYMENT AGREEMENTS

Purpose

        The purpose of the Offer is to enable Kinko's to acquire the outstanding Shares and thereby acquire control of ImageX. The Offer, as the first step in the acquisition of ImageX, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, we intend to consummate the Merger as promptly as practicable.

The Merger Agreement

        The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by the Purchaser and Kinko's with the SEC pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

        The Offer.    The Merger Agreement provides for the making of the Offer by the Purchaser. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and the satisfaction or waiver of certain other conditions that are described under "Conditions to the Offer" in Section 14. The Purchaser may modify the terms and conditions of the Offer and waive any condition described under "Conditions to the Offer" in Section 14 (other than the Minimum Tender Condition), except that, without the prior written consent of ImageX, the Purchaser may not: (i) reduce the number of Shares subject to the Offer; (ii) reduce the price per Share to be paid pursuant to the Offer; (iii) reduce or modify the Minimum Tender Condition; (iv) modify or add to the conditions described under "Conditions to the Offer" in Section 14 in any manner adverse to the holders of Shares (other than Kinko's and its subsidiaries); (v) except as provided in the next paragraph, extend the Offer or (vi) change the form of consideration payable in the Offer.

        The Merger Agreement provides that the Purchaser may, without the consent of ImageX: (i) extend the Offer in increments of not more than ten business days each, if at the scheduled Expiration Date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, but in no event beyond the Outside Date; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) make available a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) beyond the Outside Date if the number of Shares that have been validly tendered and not withdrawn represent less than 90% of the issued and outstanding Shares on a fully-diluted basis. If the Minimum Tender Condition is not satisfied at the scheduled Expiration Date, at the request of ImageX, the Purchaser and Kinko's will extend the Expiration Date in increments of not more than five business days each until the earliest to occur of (a) the satisfaction of the Minimum Tender Condition, (b) the reasonable determination by Kinko's that the Minimum Tender Condition is not capable of being satisfied on or prior to the Outside Date, (c) the termination of the Merger Agreement in accordance with its terms and (d) the Outside Date.

        Composition of the ImageX Board Following Consummation of the Offer.    The Merger Agreement provides that, promptly on the acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the ImageX Board as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the ImageX Board equal to at least that number of directors, rounded up to the next whole number, that equals the product of (i) the total number of directors on the ImageX Board (giving effect to the directors elected as described in this sentence) multiplied by (ii) the percentage that (a) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Kinko's bears to (b) the number of Shares then outstanding, and ImageX will, at such time, cause the Purchaser's designees to be so elected or appointed to the ImageX Board.

        Subject to provisions of applicable law, the Merger Agreement obligates ImageX to take all action requested by Kinko's that may be necessary to effect any such election or appointment. In that connection, ImageX will promptly, at the option of the Purchaser, either increase the size of the ImageX Board or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the ImageX Board as described above. ImageX also will use its reasonable efforts to cause the Purchaser's designees to be proportionately represented on each committee of the ImageX Board (other than any committee of the ImageX Board established to take action under the Merger Agreement).

        In the event that the Purchaser's designees are appointed or elected to the ImageX Board, the Merger Agreement provides that, until the Effective Time, the ImageX Board will have at least three directors who are directors on the date of the Merger Agreement and who are not officers of ImageX (the "Independent Directors"). In addition, in that event, if the number of Independent Directors is reduced below two for any reason whatsoever, the remaining Independent Director will be entitled to designate a person to fill the vacancy or, if no Independent Directors then remain, the other directors will designate two persons to fill such vacancies who are not officers, shareholders or affiliates of ImageX, the Purchaser or Kinko's. After acceptance by the Purchaser of Shares pursuant to the Offer and prior to the Effective Time, any (i) amendment or termination of the Merger Agreement by ImageX, (ii) extension of time for the performance, or waiver, of the obligations or other acts of the Purchaser or Kinko's or (iii) waiver of ImageX's rights under the Merger Agreement will require the approval of a majority of the Independent Directors in addition to any required approval by the full ImageX Board.

        The Merger.    The Merger Agreement provides that, subject to satisfaction or waiver of the conditions described below under "—Conditions to the Merger," and in accordance with the WBCA, the Merger will be effected and the Purchaser will be merged with and into ImageX at the Effective Time. At the Effective Time, the separate corporate existence of the Purchaser will cease and ImageX will continue as the surviving corporation (as such, the "Surviving Corporation"). The Merger Agreement provides that:

            (i)  the articles of incorporation and bylaws of the Surviving Corporation will be amended at the Effective Time to conform to the certificate of incorporation and bylaws of the Purchaser, except that the corporate name of the Surviving Corporation reflected in those documents will be "ImageX, Inc."; and

          (ii)  the directors and officers of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Vote Required to Approve the Merger.    The WBCA and ImageX's Articles of Incorporation require, among other things, that the adoption of any agreement of merger or consolidation of a Washington corporation must be approved and found advisable by the board of directors of that corporation and, if the "short-form" merger procedure described below is not available, adopted by the holders of at least a majority of that corporation's outstanding voting securities. The ImageX Board has unanimously (i) adopted the Merger Agreement, and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the applicable provisions of the WBCA, (ii) determined that the terms of the Merger Agreement and the Offer, the Merger and such other transactions are fair to and in the best interests of ImageX and its shareholders and (iii) recommended that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve the Merger Agreement and the Merger. Consequently, the only additional corporate action of ImageX that may be necessary to effect the Merger is the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding Shares, if the "short-form" merger procedure is not available. In the Merger Agreement, ImageX has agreed to convene a meeting of its shareholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the WBCA.

        The WBCA also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a Washington subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other shareholders of the subsidiary. Accordingly, if the Purchaser acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, it will have sufficient voting power to cause the adoption of the Merger Agreement without prior notice to, or any action by, ImageX's other shareholders. In that event, ImageX, the Purchaser and Kinko's have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after consummation of the Offer without any action by ImageX's other shareholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, and adoption of the Merger Agreement by ImageX's shareholders is required under the WBCA to effect the Merger, a longer period of time would be required to effect the Merger.

        Effect of the Merger on the Capital Stock of the Constituent Corporations.    At the Effective Time, each issued and outstanding Share (other than (i) Shares held by ImageX, the Purchaser or Kinko's, which will automatically be canceled and retired and will cease to exist and no cash or other consideration will be delivered or deliverable in exchange therefor, and (ii) other Shares, if any, held by holders who have not voted such Shares in favor of the Merger and have exercised their dissenters' rights under the WBCA) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer (the "Merger Consideration"), without interest, less any required withholding taxes, upon surrender and exchange of a certificate representing such Share.

        At the Effective Time, each issued and outstanding share of capital stock of the Purchaser will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        Representations and Warranties.    Under the Merger Agreement, ImageX has made customary representations and warranties to Kinko's and the Purchaser, including representations and warranties relating to ImageX's corporate existence, standing and power; subsidiaries; capitalization; corporate authorization and the required shareholder vote; government approvals, other consents and noncontravention; SEC filings; the absence of material undisclosed liabilities; the accuracy of certain disclosures; the absence of certain changes or events; taxes; the absence of changes in benefit plans; certain employee and labor matters; litigation; compliance with laws; certain environmental matters; contracts; broker's fees and expenses; the opinion of ImageX's financial advisor; the absence of conflicts of interest; certain intellectual property and software matters; the title to certain ImageX properties; insurance; customers; and the accuracy of certain disclosures.

        Some of the representations and warranties in the Merger Agreement made by ImageX are qualified as to "materiality" or "Material Adverse Effect." A "Material Adverse Effect" as to ImageX is defined in the Merger Agreement to mean a material adverse effect on (i) the business, operations, assets, condition (financial or otherwise) or results of operations of ImageX, (ii) the ability of ImageX to perform its obligations under the Merger Agreement or (iii) the ability of ImageX to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

        In addition, the Merger Agreement contains representations and warranties of the Purchaser and Kinko's concerning their corporate existence and power; the absence of business activities by the Purchaser; corporate authorization; government approvals, other consents and noncontravention; the accuracy of certain disclosures; broker's fees and expenses; the financing of the Offer and the Merger; litigation; and their ownership of Shares.

        Conduct of Business of ImageX.    Under the Merger Agreement, ImageX has agreed that, prior to the Effective Time, ImageX will conduct its business in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business will be unimpaired at the Effective Time. ImageX also has agreed to maintain its assets and all parts thereof in as good working order and condition as at the date of the Merger Agreement, ordinary wear and tear excepted, consistent with past practice, and to maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof. In addition, and without limiting the generality of the foregoing, except for conduct otherwise expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, ImageX has agreed that it will not do any of the following without the prior written consent of Kinko's:

            (i)  (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of its capital stock or any of its other securities or any rights, warrants or options to acquire any such shares or other securities;

          (ii)  issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any lien (a) any shares of its capital stock, (b) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such shares, voting securities or convertible or exchangeable securities or (c) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Common Stock upon the exercise of stock options and warrants outstanding on the date of the Merger Agreement and in accordance with their terms as in effect on the date of the Merger Agreement;

          (iii)  amend its certificate of incorporation or by-laws;

          (iv)  acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, company, limited liability company, joint venture, association or other business organization or division thereof or (b) any assets that, individually or in the aggregate, are in excess of $100,000, except purchases of inventory in the ordinary course of business;

          (v)  (a) grant to any of its employees, officers or directors any increase in compensation or pay any bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in its SEC documents; (b) grant to any of its employees, officers or directors any increase in severance, change of control or termination pay, except to the extent required under any agreement in effect as of the date of its most recent audited financial statements included in its SEC documents; (c) establish, adopt, enter into or amend any benefit agreement, any collective bargaining agreement, other labor union agreement or benefit plan; or (d) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any benefit agreement or benefit plan, or make any material determinations not in the ordinary course of business, under any collective bargaining agreement, labor union agreement or benefit plan or benefit agreement;

          (vi)  make any change in accounting methods, principles or practices affecting its reported assets, liabilities or results of operations, except as required by a change in U.S. generally accepted accounting principles;

        (vii)  sell, lease (as lessor), license, encumber or otherwise dispose of or subject to any lien any properties or assets that, individually or in the aggregate, are in excess of $100,000, except sales of commodity production, inventory and excess or obsolete assets in the ordinary course of business;

        (viii)  (a) incur, assume or prepay any indebtedness for borrowed money in excess of $100,000 or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities, or (b) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

          (ix)  make or agree to make any new capital expenditure or expenditures (in excess of specified budgeted amounts) that, individually or in the aggregate, are in excess of $100,000 in any calendar quarter;

          (x)  make or change any material tax election or settle or compromise any material tax liability or refund;

          (xi)  (a) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in its most recent financial statements (or the notes thereto) included in its SEC documents or incurred since the date of such financial statements in the ordinary course of business or (b) cancel any indebtedness that is material, individually or in the aggregate, to it, or waive any claims or rights of substantial value;

        (xii)  adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

        (xiii)  make, enter into or renew, extend, amend, modify, or waive any provisions of any material contract or relinquish or waive any rights under, or agree to the termination of, any material contract, except in the ordinary course of business;

        (xiv)  permit any material insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

        (xv)  commence any material litigation or prepay any legal costs or expenses with respect to patent prosecution;

        (xvi)  effect any material lay-offs of employees, except in the ordinary course of business; or

      (xvii)  authorize, or commit or agree to take, any of the foregoing actions or take any action that would (a) make any of its representations or warranties in the Merger Agreement untrue or incorrect in any material respect, or (b) result in any of the conditions to the Offer or the Merger not being satisfied.

        No Solicitation.    The Merger Agreement provides that ImageX will not (whether directly or indirectly through advisors, agents, representatives or other intermediaries), and will use its reasonable best efforts to cause its officers, directors, advisors, representatives and other agents not to, directly or indirectly: (i) continue any discussions or negotiations, if any, with any parties, other than the Purchaser and Kinko's, conducted before the date of the Merger Agreement with respect to any Takeover Proposal (as defined below) or which could reasonably be expected to lead to a Takeover Proposal; (ii) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Takeover Proposal; (iii) participate in any discussions or negotiations regarding any Takeover Proposal, or, in connection with any Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of ImageX, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Takeover Proposal; or (iv) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, ImageX or the ImageX Board are permitted to furnish information with respect to ImageX and participate in discussions or negotiations regarding an unsolicited bona fide Takeover Proposal if, and only to the extent that, a majority of the entire ImageX Board determines in good faith that (a) such disclosure or participation is required in order to satisfy the ImageX Board's fiduciary duties to shareholders under applicable law, and (b) such Takeover Proposal could reasonably be expected to result in a Superior Proposal (as defined below), in which case ImageX will not disclose any information to such person without entering into a customary confidentiality agreement containing confidentiality provisions substantially identical to those contained in its confidentiality agreement with Kinko's; provided, however, that such new confidentiality agreement must not prohibit the presentation of a Takeover Proposal to Kinko's. ImageX will promptly (but in no case later than 48 hours after actual receipt by an officer of ImageX) provide Kinko's with a copy of any written Takeover Proposal received and a written statement with respect to any non-written Takeover Proposal received, which statement will include the material terms thereof (but may omit the identity of the person making the Takeover Proposal). The Merger Agreement further provides that ImageX shall keep Kinko's informed on a reasonably current basis of any material developments with respect to any discussions regarding any Takeover Proposal.

        Nothing contained in the Merger Agreement will prohibit ImageX or the ImageX Board from (i) taking and disclosing to ImageX's shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act (or any similar communications) in connection with the making or amendment of a tender offer or exchange offer or (ii) making any disclosure to ImageX's shareholders required by applicable law, provided that the ImageX Board cannot recommend that ImageX's shareholders tender their Shares in connection with any such tender or exchange offer unless the ImageX Board, by majority vote of the entire ImageX Board, has determined in good faith, based upon (among other things) the advice of its independent financial advisors and outside counsel, that the relevant Takeover Proposal constitutes a Superior Proposal.

        A "Takeover Proposal" means any inquiry, proposal or offer (other than by Kinko's, the Purchaser or any of their affiliates) for (i) a merger, consolidation, share exchange, dissolution, recapitalization, liquidation or other business combination involving ImageX, (ii) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of ImageX equal to or greater than 20% of the number of such shares outstanding before such acquisition or (iii) the acquisition by any person in any manner, directly or indirectly, of assets that generate or constitute a substantial part of the net revenues, net income or assets of ImageX, in each case other than the transactions contemplated by the Merger Agreement.

        A "Superior Proposal" means any bona fide written Takeover Proposal made by a third party (other than by the Purchaser or Kinko's or any of their affiliates) to acquire directly or indirectly (i) at least a majority of the equity securities or (ii) the assets of ImageX that generate or constitute a majority of the net revenues, net income or assets of ImageX and its subsidiaries, which the ImageX Board determines in good faith (based on, among other things, the advice of its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, (a) would, if consummated, be more favorable, from a financial point of view, to the holders of Common Stock than the transactions contemplated by the Merger Agreement and (b) is reasonably likely to be consummated.

        Access to Information.    The Merger Agreement provides that ImageX will afford to Kinko's and its representatives access during reasonable business hours to (i) all of ImageX's properties, records and other information and business documents, (ii) by appointment, ImageX's independent reserve engineers and accountants and (iii) with the prior consent of ImageX (which consent shall not be unreasonably withheld or delayed), the premises of ImageX for the purpose of inspecting its books and records. The Merger Agreement also provides that Kinko's will have the full cooperation of ImageX in confirming the nature of the relationships between ImageX and its customers, working interest owners, contractors and suppliers, including whether or not such relationships are satisfactory and whether or not such relationships are expected to continue after the Merger. ImageX has the right to have a representative present at all times of any such inspections, interviews and communications conducted by Kinko's or its representatives. The Merger Agreement further provides that all such information exchanged will be subject to the confidentiality agreement between ImageX and Kinko's.

        Reasonable Best Efforts; Notification of Certain Matters.    The Merger Agreement provides that each of ImageX, the Purchaser and Kinko's will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Nothing in the Merger Agreement will require Kinko's to waive any rights or agree to any limitation on its operations or to dispose of any asset or collection of assets of ImageX, Kinko's or any of their respective subsidiaries or affiliates.

        The Merger Agreement provides that ImageX will give prompt notice to Kinko's, and Kinko's or the Purchaser will give prompt notice to ImageX, of: (i) any representation or warranty made by it contained in the Merger Agreement becoming untrue or inaccurate in any material respect; (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; (iii) any notice or other communication it receives from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement; (iv) any notice or other communication it receives from any governmental entity in connection with such transactions and (v) certain litigation commenced or threatened against it after the date of the Merger Agreement.

        Stock Options and Benefit Plans.    Under the terms of ImageX's Amended and Restated 1996 Stock Incentive Compensation Plan (the "Stock Plan"), each outstanding stock option granted thereunder (each, a "Stock Option") will, by virtue of the acceptance for payment of Shares pursuant to the Offer, fully vest, be canceled and represent only the right to receive an amount of cash in respect of such Stock Option equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the exercise price per Share subject to such Stock Option and (ii) the number of Shares subject to such Stock Option immediately prior to its cancellation.

        Under the Merger Agreement, the ImageX Board (or the Compensation Committee of the ImageX Board) will take or cause to be taken such actions as are required to cause (i) the Stock Plan to terminate as of the Effective Time and (ii) the provisions in any other benefit plan of ImageX providing for the issuance, transfer or grant of any capital stock of ImageX or any interest in respect of any capital stock of ImageX to be deleted as of the Effective Time. ImageX has agreed to ensure that, following the Effective Time, no holder of a Stock Option or any participant in the Stock Plan or other ImageX benefit plan will have any right thereunder to acquire any capital stock of ImageX or the Surviving Corporation.

        Warrants.    Each warrant to purchase Common Stock, other than warrants to purchase an aggregate of 57,435 shares of Common Stock (the "Legacy Warrants"), will by virtue of the Merger or the acceptance of and payment for Shares pursuant to the Offer, be canceled with the holder becoming entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the exercise price per Share subject to such warrant and (ii) the number of Shares subject to such warrant immediately prior to its cancellation. Each Legacy Warrant will, by virtue of the Merger, represent the right to purchase the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Legacy Warrant immediately prior to the Merger in exchange for the product of (a) the exercise price per Share subject to such Legacy Warrant and (b) the number of Shares subject to such Legacy Warrant immediately prior to the Merger.

        Employee Stock Purchase Plan.    ImageX agreed to take all necessary actions to set a new purchase date under the ESPP that is at least five business days prior to the expiration of the Offer and to terminate the plan immediately following the new purchase date. The Board of Directors has set March 15, 2003 as the new purchase date under the ESPP.

        Public Announcements.    The Merger Agreement provides that the Purchaser and Kinko's, on the one hand, and ImageX, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and will not issue any such press release or make any such public statement prior to such consultation, except after reasonable attempts to provide notice have been undertaken and such release or statement is required by applicable law.

        Indemnification; Directors' and Officers' Insurance.    The Merger Agreement provides that, after the Effective Time, Kinko's and the Surviving Corporation will indemnify each person who is now, or has been at any time prior to the date of the Merger Agreement, a director or officer of ImageX, to the fullest extent permitted by law, with respect to any liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed), cost or expense (including reasonable fees and expenses of legal counsel) incurred in connection with any threatened or actual action, suit or proceeding based on, or arising out of, the fact that such person is or was a director or officer of ImageX, in each case, to the full extent that Kinko's or the Surviving Corporation is permitted under applicable law to so indemnify. Such indemnification rights will continue in full force and effect for a period of four years from the Effective Time; provided, however, that all rights to indemnification in respect of any indemnified liabilities asserted or made within that four-year period will continue until the disposition of those indemnified liabilities.

        The Merger Agreement provides that, for a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by ImageX's directors' and officers' liability insurance at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under ImageX's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to the Surviving Corporation not greater than 200 percent of the premium for the current ImageX directors' and officers' liability insurance; provided, however, that if such insurance cannot be so maintained at or below such cost, the Surviving Corporation shall maintain as much of such insurance as can be so maintained at a cost equal to 200 percent of the current annual premiums of ImageX for such insurance.

        Conditions to the Merger.    The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, on or prior to the closing date of the Merger, of the following conditions: (i) if required by the WBCA, the adoption of the Merger Agreement by the shareholders of ImageX; (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iii) no statute, code or regulation shall have been enacted or promulgated by any governmental entity that prohibits consummation of the Merger; and (iv) the Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer. Such conditions to the Merger are different from the conditions to the Offer, which are described under "Conditions of the Offer" in Section 14.

        Termination.    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

            (i)  by mutual written consent of Kinko's and ImageX; provided, however, that if Kinko's has nominated a majority of the directors pursuant to the terms of the Merger Agreement, such consent of ImageX may only be given if approved by the Independent Directors;

          (ii)  by either Kinko's or ImageX:

            (a)  if a statute, rule or executive order has been enacted, entered or promulgated prohibiting the transactions contemplated by the Merger Agreement on the terms contemplated thereby or if any governmental entity has issued an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action has become final and nonappealable; or

            (b)  the Offer has terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement as described in this paragraph (ii)(b) will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of the Purchaser to purchase the Shares;

          (iii)  by Kinko's or the Purchaser:

            (a)  if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than the Purchaser, Kinko's or their affiliates or any group of which any of them is a member, has acquired beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of 20% or more of the outstanding Shares;

            (b)  if, prior to the acceptance for payment of Shares pursuant to the Offer, (A) there is a breach of any representation or warranty of ImageX in the Merger Agreement that is qualified as to materiality or Material Adverse Effect; (B) there is a breach of any representation or warranty of ImageX in the Merger Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect or (C) there is a material breach by ImageX of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 20 business days following written notice to

    ImageX from Kinko's or the Purchaser of such breach and (y) the expiration of the Offer; provided, however, that neither Kinko's nor the Purchaser may terminate the Merger Agreement pursuant to the provisions described in this paragraph (iii)(b) if Kinko's or the Purchaser is then in material breach of any representation, warranty or covenant contained in the Merger Agreement;

            (c)  if the Purchaser fails to commence the Offer on or prior to 20 days following the date of the Merger Agreement; provided, that neither Kinko's nor the Purchaser pay terminate the Merger Agreement pursuant to this paragraph (iii)(c) if the cause of such failure was Kinko's or the Purchaser's failure to fulfill any of its obligations under the Merger Agreement; or

            (d)  if (A) the ImageX Board (or any committee thereof) withdraws or modifies its approval or recommendation of the Offer, the Merger or the Merger Agreement in a manner adverse to Kinko's; (B) the ImageX Board (or any committee thereof) recommends to the shareholder of ImageX any Takeover Proposal, fails to recommend against acceptance of any Takeover Proposal by the shareholders of ImageX or shall have taken no position with respect to acceptance of such Takeover Proposal by the shareholders of ImageX; (C) ImageX fails to call or hold the Company Shareholder Meeting following receipt by ImageX of a Takeover Proposal; (D) the ImageX Board (or any committee thereof shall have resolved to do any of the foregoing or (E) ImageX enters into an agreement with respect to a Takeover Proposal.

          (iv)  by ImageX if, prior to the acceptance for payment of Shares pursuant to the Offer, (a) the ImageX Board, determines in good faith, based on (among other things) the advice of outside financial advisors and outside counsel to ImageX, that a Takeover Proposal constitutes a Superior Proposal and that the pursuit of such Superior Proposal is required in order for the ImageX Board to fulfill its fiduciary obligations to the shareholders of ImageX; (b) ImageX, at the direction of the ImageX Board, notifies Kinko's in writing that it intends to enter into an agreement with respect to such Superior Proposal, which notification identifies the person making the Superior Proposal and attaches the most current version of such agreement (or a complete and accurate description of all material terms and conditions thereof); (c) Kinko's does not make, within three business days of receipt of ImageX's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the ImageX Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of ImageX as such Superior Proposal, it being understood that ImageX may not enter into any such binding agreement during such three-business day period, and (d) ImageX concurrently with such termination pursuant to the provisions described in this paragraph (iv) pays to Kinko's in immediately available funds the Termination Fee and Expenses (as defined under "—Fees and Expenses" below). ImageX has agreed to notify Kinko's promptly if its intention to enter into a written agreement referred to in its notification changes at any time after giving effect to such notification; or

          (v)  by ImageX prior to the consummation of the Offer, if Kinko's or the Purchaser breaches or fails to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement or if any representation or warranty of Kinko's or the Purchaser becomes untrue, and the breach or failure to perform either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (a) 20 business days following written notice to Kinko's from ImageX of such breach and (b) the expiration of the Offer, except, in any case, for such breaches, untruths or failures to perform which are not reasonably likely to have a Parent Material Adverse Effect (as defined in the Merger Agreement).

          (vi)  by ImageX if the Purchaser fails to commence the Offer on or prior to 20 days following the date of the Merger Agreement; provided that ImageX may not terminate the agreement pursuant to this paragraph (vi) if the cause of such failure was ImageX's failure to fulfill any of its obligations under the Merger Agreement.

        The Merger Agreement provides that, in the event of termination thereof by either ImageX, Kinko's or the Purchaser as described above, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Kinko's, the Purchaser or ImageX, except that (i) certain provisions of the Merger Agreement will survive such termination and (ii) no party will be relieved from liability for fraud or liability for the willful breach by a party of any representation, warranty or covenant set forth in the Merger Agreement, and such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of any such breach.

        Fees and Expenses.    Except as described in the next paragraph, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        If the Merger Agreement is terminated by (i) ImageX pursuant to the provisions described in paragraph (iv) under "—Termination" above or (ii) by Kinko's or the Purchaser pursuant to the provisions described in clause (iii)(d) under "—Termination" above, then ImageX will promptly, but in no event later than the date of such event, pay to Kinko's a fee equal to $350,000 (the "Termination Fee") together with all documented out-of-pocket costs and expenses of Kinko's and the Purchaser, including without limitation, documented out-of-pocket costs and expenses of counsel, accountants, investment bankers and other advisors, filing fees and printing expenses up to a maximum of $450,000 (the "Expenses"), payable by wire transfer of same day funds, which shall be deemed to be sole and exclusive liquidated damages for such termination. In addition, if the Merger Agreement is terminated by Kinko's or the Purchaser pursuant to the provisions described under clause (ii)(b) above then ImageX shall pay Kinko's the Expenses.

        Amendment.    Subject to the provisions described above under "—Composition of the ImageX Board Following Consummation of the Offer" regarding approval by the Independent Directors, the Merger Agreement may be amended, supplemented or modified by written agreement among the parties at any time before or after adoption of the Merger Agreement by the shareholders of ImageX; provided, however, that after such adoption, no amendment, supplement or modification may be made that by law requires further approval by the shareholders of ImageX without the further approval of such shareholders.

        The Confidentiality Agreement.    Pursuant to the Confidentiality Agreement, each of Kinko's and ImageX agreed to keep confidential certain information provided to it by the other party or its representatives. The Confidentiality Agreement also contains customary standstill provisions. Please see "—Access to Information" above.

Plans for ImageX

        As described above under "—The Merger Agreement—Composition of the ImageX Board Following Consummation of the Offer," if the Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the ImageX Board in proportion to the Purchaser's ownership of Shares following such purchase; provided, however, that, until the Effective Time, there must be at least three Independent Directors. Promptly upon the consummation of the Offer, the Purchaser currently intends to seek the maximum representation on the ImageX Board permitted by the Merger Agreement. The Purchaser expects that its representation on the ImageX Board would permit the Purchaser to exert substantial influence over ImageX's conduct of its business and operations. As a result of the Merger, the directors of the

Purchaser immediately prior to the Effective Time will become the directors of ImageX, as the Surviving Corporation. Please see "—The Merger Agreement—The Merger" above.

        The Purchaser and Kinko's expect that, initially following the Merger, the business and operations of ImageX will, except as described in this Offer to Purchase, be continued substantially as they are currently being conducted. Although Kinko's has not made any decisions with respect to the composition of ImageX's management team, Kinko's expects that some of ImageX's senior management will terminate their employment following a transition period. Please see "—Employment Agreements" and "—Transition Agreements" below. Kinko's will continue to evaluate the business and operations of ImageX during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Kinko's intends to seek additional information about ImageX during this period. Thereafter, Kinko's intends to review such information as part of a comprehensive review of ImageX's business, assets, operations, capitalization, dividend policy, management and personnel, with a view to optimizing development of ImageX's potential in conjunction with Kinko's current and future business.

        Except as described above or elsewhere in this Offer to Purchase, the Purchaser and Kinko's have no present plans or proposals that would relate to or result in: (i) any extraordinary corporate transaction involving ImageX or any of its subsidiaries (such as a merger, reorganization or liquidation); (ii) any purchase, sale or transfer of a material amount of assets of ImageX; (iii) any material change in ImageX's present dividend policy, indebtedness or capitalization; (iv) any change in the ImageX Board or management of ImageX; (v) any other material change in ImageX's corporate structure or business; (vi) a class of securities of ImageX being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; or (vii) a class of equity securities of ImageX becoming eligible for termination of registration under Section 12(g) of the Exchange Act.

The Tender and Voting Agreements

        The following is a summary of the material provisions of the Tender and Voting Agreements, copies of which are filed as exhibits to the Schedule TO. This summary is qualified in its entirety by reference to the Tender and Voting Agreements, which are incorporated by reference herein. Capitalized terms used in this Section and not otherwise defined have the meanings assigned to them in the Tender and Voting Agreements.

        In connection with the execution of the Merger Agreement, Kinko's and the Purchaser entered into the Tender and Voting Agreements, with each director, officer and certain shareholders of the Company, including Acorn Ventures, Inc., Acorn Ventures IX, LLC, Internet Ventures, LLC and Alta California Partners II, L.P. Approximately 29.0% of the Shares issued and outstanding are subject to the Tender and Voting Agreements.

        Pursuant to the Tender and Voting Agreements, each tendering shareholder has agreed to tender all of their Shares into the Offer no later than the fifth business day following commencement of the Offer. Each tendering shareholder has also agreed to vote their Shares (i) in favor of the Merger and the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of ImageX in the Merger Agreement and (iii) against any action or agreement that would interfere with, delay, postpone or attempt to discourage the Merger.

        Pursuant to the Tender and Voting Agreements, each tendering shareholder irrevocably constituted and appointed the Purchaser as their attorney and proxy (with full power of substitution and resubstitution) during the term of the applicable Tender Agreement, for and in the name, place and stead of such tendering shareholder, to vote their Shares, or grant a consent or approval with respect to such Shares, in connection with any meeting of the shareholders of ImageX called for such purpose, (i) in favor of the Merger and Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of ImageX in the Merger Agreement and (iii) against any action or agreement that would interfere with, delay, postpone or attempt to discourage the Merger.

        In addition, each tendering shareholder has granted to Kinko's an irrevocable option (the "Shareholder Option") to purchase such tendering shareholder's Shares for $0.512 per Share. The Shareholder Option is exercisable, in whole or in part, at any time or from time to time during the period from and including the date of the Merger Agreement through and including the date the Merger Agreement terminates pursuant to its terms.

        Pursuant to the Tender and Voting Agreements, each shareholder agrees, while such agreements are in effect, not to: (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his Shares; (ii) grant any proxies, powers of attorney or other authorization or consent, deposit any shares of capital stock of ImageX into a voting trust or enter into a voting agreement with respect to any such Shares or (iii) take any action that would make any representation or warranty of such shareholder contained in the Tender Agreement untrue or incorrect or have the effect of preventing or disabling such shareholder from performing his obligations under this Agreement.

        Each tendering shareholder also agrees, while the Tender and Voting Agreements are in effect, to promptly notify Kinko's and Purchaser of the number of new Shares acquired by such shareholder, if any, after the date of the Tender Agreement to which he is a party.

        The Tender and Voting Agreements require that each shareholder immediately cease any discussions or negotiations with any parties other than Kinko's and Purchaser that may be ongoing with respect to a Company Takeover Proposal. While the Tender and Voting Agreements are in effect, each such shareholder is prohibited from, directly or indirectly, taking any action with respect to a Company Takeover Proposal that ImageX is prohibited from taking under clause (i) or (ii) of Section 5.02(a) of the Merger Agreement (however, nothing in the Tender and Voting Agreements shall prevent such shareholder from discharging his duties as a member of the ImageX Board, in compliance with the Merger Agreement).

Dissenters' Rights

        Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the approval of ImageX's shareholders is required for the consummation of the Merger, holders of Shares will have certain dissenters' rights pursuant to the provisions of Chapter 23B.13 of the WBCA to dissent and demand payment in cash of the fair value of their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Price or the market value of the Shares, including asset values and the investment value of the Shares. The fair value so determined could be more or less than the Offer Price.

        If any holder of Shares fails to properly exercise dissenters' rights under Chapter 23B.13 of the WBCA, the Shares of such holder will be converted into the right to receive the Offer Price for such Shares in accordance with the Merger Agreement.

        The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under the WBCA and is qualified in its entirety by the full text of Chapter 23B.13 of the WBCA.

        FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 23b.13 OF THE WBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

Employment Agreements

        Kinko's has entered into employment agreements with three executive officers of ImageX. Contingent on the consummation of the Offer and the Merger, each of Gary Madson, ImageX's Vice President of Operations, Cory Klatt, ImageX's Chief Technology Officer, and Bob DeSantis, ImageX's Vice President of Sales and Customer Management, have agreed to join the Kinko's team.

        Pursuant to his agreement, Mr. Madson will become Vice President of Operations for Kinko's Printing Division. Upon 90 consecutive days of employment with Kinko's, Mr. Madson will be entitled to a stock option grant of 14,000 shares under the Kinko's, Inc. Co-worker Stock Incentive Plan (the "K-SIP"). Mr. Madson will be entitled to participate in Kinko's Management Incentive Program ("MIP") for 2003 in which he may receive up to 30% of his annual base salary, dependent upon his performance against agreed upon goals. In addition, he may earn an additional performance bonus at the six month anniversary of the Effective Time of up to 15% of his annual base salary, dependent upon his performance against agreed upon goals. If Mr. Madson is terminated within his first year of employment without cause, he will be entitled to severance in an amount equal to six months' base salary.

        Pursuant to his agreement, Mr. Klatt will become Vice President of Technology for Kinko's Printing Division. Mr. Klatt is entitled to a retention bonus in the amount of $200,000, $100,000 of which is payable on the Closing Date of the Merger and $100,000 of which is payable at the time of the annual MIP payout for 2003. In the event that Mr. Klatt resigns or is terminated with cause prior to one year of service with Kinko's, he is required to re-pay to Kinko's any retention bonus previously paid to him. Upon 90 consecutive days of employment with Kinko's, Mr. Klatt will be entitled to a stock option grant of 14,000 shares under the KSIP. Mr. Klatt will be entitled to participate in Kinko's MIP for 2003 in which he may receive up to 30% of his annual base salary, dependent upon his performance against agreed upon goals. In addition, he may earn an additional performance bonus at the six month anniversary of the Effective Time of up to 25% of his annual base salary, dependent upon his performance against agreed upon goals. If Mr. Klatt is terminated within his first year of employment without cause, he will be entitled to severance in an amount equal to six months' base salary and any unpaid portion of the retention bonus.

        Pursuant to his agreement, Mr. DeSantis will become Vice President of Sales for Kinko's Printing Division. Upon 90 consecutive days of employment with Kinko's, Mr. DeSantis will be entitled to a stock option grant of 10,000 shares under the KSIP. Mr. DeSantis will be entitled to participate in Kinko's MIP for 2003 in which he may receive up to 30% of his annual base salary dependent upon his performance against agreed upon goals. In addition, he may earn an additional performance bonus at the six month anniversary of the Effective Time of up to 15% percent of his annual base salary, dependent upon his performance against agreed upon goals.

Transition Services Agreements

        Kinko's has also entered into transition services agreements with each of Richard Begert, Chief Executive Officer of ImageX, Jose David, Chief Financial Officer of ImageX, Gina Meyers, Vice President, Finance and Corporate Controller of ImageX, and Marla Koreis, Director of Human Resources of ImageX. Pursuant to these agreements, each of these individuals has agreed to serve as an employee of Kinko's for a transition period in order to successfully transition the business of ImageX to Kinko's. Mr. Begert's transition period will be between 60 and 90 days from the Closing Date; Mr. David's transition period will be between zero and 30 days from the Closing Date; Ms. Meyers' transition period will be between 30 and 90 days from the Closing Date; and Ms. Koreis' transition period will be between 30 and 60 days. Upon service through the applicable transition date, Mr. Begert will be entitled to a severance payment equal to 8.74 months salary continuation; Mr. David will be entitled to a severance payment equal to six months salary continuation; Ms. Meyers will be entitled to a severance payment equal to six months salary continuation; and Ms. Koreis will be entitled to a severance payment equal to six months salary continuation. In the event that any of these individuals obtains new employment during the period in which his or her severance payments are being made, any remaining severance pay shall be reduced or canceled to the extent that he or she receives compensation from such new employment.

13.    DIVIDENDS AND DISTRIBUTIONS

        As discussed in Section 12, the Merger Agreement provides that ImageX shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Kinko's, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock.

14.    CONDITIONS TO THE OFFER

        Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, Shares tendered, and, except as set forth in the Merger Agreement, terminate the Offer as to any Shares not then paid for if the Minimum Tender Condition has not been satisfied. Furthermore, notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of ImageX or if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

            (i)  there is pending any suit, action or proceeding by any governmental entity, or any suit, action or proceeding that has a reasonable likelihood of success by any other person (a) seeking to restrain, prohibit or make illegal or materially more costly the making or consummation of the Offer or the Merger or any other transaction contemplated by the Merger Agreement; (b) seeking to prohibit or limit the ownership or operation by ImageX, Kinko's or any of their respective subsidiaries of any material portion of the business or assets of ImageX, Kinko's or any of their respective subsidiaries or affiliates, or to compel ImageX, Kinko's or any of their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of ImageX, Kinko's or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement; (c) seeking to impose limitations on the ability of Kinko's or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of ImageX; (d) seeking to prohibit Kinko's or any of its subsidiaries from effectively controlling in any material respect the business or operations of ImageX or (e) that otherwise could reasonably be expected to have a Material Adverse Effect;

          (ii)  any statute, rule, regulation, legislation, interpretation, judgment, order or injunction is enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval is withheld with respect to, (a) Kinko's, ImageX or any of their respective subsidiaries or affiliates or (b) the Offer, the Merger or any other transaction contemplated by the Merger Agreement, in either case by any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences described in paragraph (i) above;

          (iii)  (a) it has been publicly disclosed or Kinko's has otherwise learned that beneficial ownership (determined for this purpose as set forth in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding Shares has been acquired following the date of the Merger Agreement by another person or (b) the ImageX Board or any committee thereof has (A) withdrawn or modified the approval or recommendation of the ImageX Board of the Offer (including by amendment of the Schedule 14D-9) in a manner adverse to Kinko's or the Purchaser; (B) approved or recommended to the shareholders of ImageX a takeover proposal other than the Merger or announced its intention to enter into an agreement with respect to any such takeover proposal; (C) approved or recommended that the shareholders of ImageX tender their Shares into any tender offer or exchange offer that is such a takeover proposal or is related thereto or (D) resolved to do any of the foregoing;

          (iv)  the representations or warranties of ImageX in the Merger Agreement that are qualified by "materiality" or "Material Adverse Effect" are not true and correct, or the representations and warranties of ImageX in the Merger Agreement that are not so qualified are not true and correct in all material respects, in each case, as if such representations or warranties were made as of such time (except to the extent such representations and warranties speak as of a specific date or as of the date of the Merger Agreement, in which case such representations and warranties are not so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date of the Merger Agreement, respectively);

          (v)  there has occurred any changes, conditions, events or developments that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (vi)  ImageX has breached in any material respect any of its material agreements or covenants under the Merger Agreement;

        (vii)  there has occurred (a) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or on NASDAQ, (b) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poors 500 Index from the date of the Merger Agreement, or (C) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States; or

        (viii)  the Merger Agreement has been terminated in accordance with its terms;

in each case which, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Kinko's or any of its affiliates), makes it inadvisable, in the sole and absolute discretion of Kinko's, to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of the Purchaser and Kinko's and may be asserted by the Purchaser or Kinko's regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Kinko's in whole or in part at any time and from time to time in their sole discretion; provided, however, that the Minimum Tender Condition may not be waived. The failure by Kinko's, the Purchaser or any other affiliate of Kinko's at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Kinko's with respect to the foregoing conditions will be final and binding on the parties.

15.    CERTAIN LEGAL MATTERS

        Except as described in this Section 15, based on a review of publicly available filings made by ImageX with the SEC, other publicly available information concerning ImageX and discussions of representatives of Kinko's with representatives of ImageX, none of the Purchaser, Kinko's or ImageX is aware of any license or regulatory permit that appears to be material to the business of ImageX and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of ImageX's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Kinko's currently contemplate that such approval or other action will be sought, except as described below under "—State Takeover Laws." While (except as otherwise expressly described in this Section 15) the Purchaser does not currently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to ImageX's business or that certain parts of ImageX's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14— "Conditions to the Offer" for a description of certain conditions to the Offer.

        State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

        The Washington Takeover Act (Chapter 19 of the WBCA) provides that if a target corporation has an "acquiring person" as a shareholder, the target corporation may not engage in any of the "significant business transactions" for a period of five years following the time of the acquiring person's share acquisition unless the significant business transaction or the purchase of shares by the acquiring person is approved prior to the acquiring person's share acquisition by a majority of the members of the board of directors of the target corporation. An "acquiring person" is a person who beneficially owns 10% or more of the outstanding voting shares of the target corporation. After the Washington Takeover Act's five-year moratorium, a "significant business transaction" may proceed only if (i) it complies with the "fair price" provisions of the statute requiring that holders of common stock receive value per share at least equal to the higher of two specified formulas, or (ii) such transaction is approved at a shareholders meeting (by the majority of shares entitled to vote excluding those shares held by the acquiring person) held at least five years after the acquiring person purchased its shares. Therefore, unless the board of directors (as it was composed before the acquiring person acquired its shares) approves the acquiring person's share acquisition, the Washington Takeover Act imposes a five-year moratorium prohibiting the corporation from effecting any of the enumerated significant business transactions even if its current board wants to do so.

        The "significant business transactions" covered by the Washington Takeover Act include:

            (i)  a merger, share exchange or consolidation of the target corporation with an acquiring person;

          (ii)  the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of the target's assets to or with an acquiring person over a threshold aggregate market value;

          (iii)  the termination, as a result of the acquiring person's acquisition of at least 10% of the shares of the target corporation, of at least 5% of the target corporation's (or subsidiary's) employees employed in Washington State over the five-year period following the share acquisition time;

          (iv)  the issuance or transfer of shares, options, warrants or rights to acquire its shares to, or the redemption from, an acquiring person by the target corporation, except under limited circumstances;

          (vi)  the reclassification of securities of the target proposed by or pursuant to an agreement with an acquiring person that increases the proportionate share of the outstanding shares of a class or series of voting shares or securities convertible into voting shares of a target corporation that is directly or indirectly owned by an acquiring person, except as the result of immaterial changes due to fractional shares adjustments; or

        (vii)  receipt by an acquiring person of the direct or indirect benefit, except proportionately as a shareholder of the target corporation, of loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages.

However, it is unlikely that the Washington Takeover Act applies to the Offer or the Merger because the ImageX Board has approved the Offer and is unanimously recommending acceptance of the Offer and approval of the Merger by the holders of Shares.

        In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders provided that such laws were applicable only under certain circumstances.

        ImageX, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. With the exception of the WBCA, purchaser does not know whether any of these laws will, by their terms, apply to the Offer or to the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15.

        Based on information supplied by ImageX, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Kinko's has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. Please see Section 14—Conditions to the Offer.

        Antitrust Laws.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1936 (as amended, the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not a reportable transaction under the HSR Act.

16.    FEES AND EXPENSES

        The Purchaser and Kinko's have retained Mellon Investor Services LLC to act as the Information Agent and as the Depositary in connection with the Offer. As Information Agent and Depositary Mellon will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

        Except as set forth above, neither the Purchaser nor Kinko's will pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser on request for reasonable, necessary and customary mailing and handling expenses incurred by them in forwarding material to their clients.

17.    MISCELLANEOUS

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Kinko's is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Kinko's becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR KINKO'S NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        The Purchaser and Kinko's have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, ImageX has filed with the SEC a Solicitation and Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the ImageX Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8—"Certain Information Concerning ImageX." Such material will not be available at the regional offices of the SEC.

                      Kinko's Washington, Inc.

March 13, 2003

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
KINKO'S, THE PURCHASER AND THE CD&R ENTITIES

        1.    Directors and Executive Officers of Kinko's.    The following tables set forth the name and principal occupation of each director and executive officer of Kinko's. The business address of each such person is 13155 Noel Road, Suite 1600, Dallas, Texas 75240, the business telephone number of each such person is (214) 550-7000 and each such person is a citizen of the United States of America.

Directors of Kinko's

Name	Position	Additional Information
Michael J. Durham	Director	Mr. Durham has been a Director of Kinko's since May, 2000. He has been a self-employed private investor since October 1999. From October 1996 through October 1999, he was President and CEO of Sabre Holdings, Inc., an information technology services provider which was a wholly-owned subsidiary of AMR Corporation, the parent company of American Airlines, prior to its initial public offering. From September 2000 until May 2002, Mr. Durham was a director of Fairchild Dornier, Inc., a Company affiliated with Clayton, Dubilier & Rice, Inc. ("CD&R") which filed for insolvency protection in Germany in April of 2002. The principal executive offices of CD&R are located at 375 Park Avenue, 18th Floor, New York, New York 10152. Mr. Durham is the non-executive Chairman of Hotwire, a leading internet travel site. Mr. Durham is a Director of Scheduling.com and GridOne Advisory Corp. and is an advisory board member of a number of start-up companies, predominantly in the travel sector.
Donald J. Gogel	Director
Mr. Gogel has been a Director of Kinko's since the 1996 Roll-Up of the various corporate predecessors of Kinko's. Mr. Gogel is President and Chief Executive Officer of CD&R and has been a principal of CD&R since he joined the firm in 1989. Mr. Gogel is also a Director of Global Decisions Group, LLC, which holds a majority interest in Cambridge Energy Research Associates, a leading international research, advisory and consulting firm focusing on the energy industry, Jafra Cosmetics, Inc., a global direct seller of premium cosmetics, TurboChef, Inc., a developer of quick-cook technology, and Acterna Corporation, a major developer, manufacturer and marketer of technologies used to test, deploy, manage and optimize communications networks, equipment and services. Prior to joining CD&R, he was a Managing Director of Kidder, Peabody & Corp., and co-head of its merchant banking group. Previously, he was a partner of McKinsey & Company, Inc., an international management consulting firm.

Thomas A. Hays	Director
Mr. Hays has been a Director of Kinko's since the 1996 Roll-Up. Mr. Hays joined the May Department Stores Company ("May") in 1969, serving in the finance and operations area. During his career, he served as the President of several operating divisions of May. In 1982, Mr. Hays was named a Vice Chairman of May. In June 1983, he was elected to the Board of Directors of May and in August 1985, was named President of May. He was named Deputy Chairman of May in June 1993 and remained in that office until his retirement in 1996. Mr. Hays is a member of the Board of Directors of Ameren Corporation in St. Louis, Missouri, Leggett & Platt in Carthage, Missouri, and is an Advisory Board Member of Schnucks Markets, Inc. of St. Louis, Missouri. He also serves on the Board of Wabash College in Crawfordsville, Indiana.
Sidney Kohl	Director
Mr. Kohl has been a Director of Kinko's since the 1996 Roll-Up. He heads Sidney Kohl Company, a diversified company located in Palm Beach, Florida. Mr. Kohl was Chairman of the Kohl Corporation, a regional food and department store chain located from 1970 to 1978. Mr. Kohl served as Chairman of Good Samaritan Hospital from 1990 to 1995, then became a founding Chairman of Good Samaritan and St. Mary's Hospitals (Intracoastal Health Systems), serving in that capacity from 1992 to 2995. He is Vice President of the United Way, Chairman of the Alexis de Tocqueville Society, a past Chairman of the Red Feather Campaign and Director at Yum! Brands, Inc.
George W. Tamke	Director
Mr. Tamke has been a Director of Kinko's since January 2001 and has been Chairman of the Board of Directors since August 2001. From January 2001 until August 2001, Mr. Tamke served as interim President and Chief Executive Officer of Kinko's. Mr. Tamke has been a principal of CD&R since March 2000. From March 1997 to March 2000, Mr. Tamke held a succession of positions with Emerson Electric Co. and its affiliates becoming its President in March 1997, and Vice Chairman and Co-Chief Executive Officer in May 1999. Prior to joining Emerson, Mr. Tamke was President and Chief Operating Officer at Cullinet Software Inc., which specialized in computer software, from 1986 to 1988. Before joining Cullinet in 1986, Mr. Tamke held a variety of positions over 17 years with International Business Machines Corp. Mr. Tamke is a Director of Target Corporation and ICO Global Communications (Holdings) Limited.
David H. Wasserman	Director
Mr. Wasserman has been a Director of Kinko's since November 2000. He has been an employee of CD&R since August 1998, serving as a principal of CD&R since 2001. Prior to joining CD&R, Mr. Wasserman was with Goldman, Sachs & Co.'s Principal Investment Area, from 1995 to 1998. He had previously worked at Fidelity Capital, the private investment arm of Fidelity Investments from June 1994 to August 1994, and as a management consultant for the Monitor Company from 1990 to 1993. Mr. Wasserman is also a Director of Covansys, a NASDAQ-listed information technology services company, and ICO Global Communications (Holdings) Limited.

Shahan D. Soghikian	Director
Mr. Soghikian has been a Director of Kinko's since May 2000, having served as a non-voting observer on Kinko's Board of Directors since May 1999. Mr. Soghikian is a General Partner of JP Morgan Partners L.L.C. (formerly Chase Capital Partners). JP Morgan Partners is the private equity investment arm of JP Morgan Chase & Co., where he has been employed since 1990. Prior to joining JP Morgan Partners L.L.C., Mr. Soghikian was a member of the mergers and acquisitions groups of Bankers Trust and Prudential Securities, Inc. He currently serves as a Director of Nextec Applications, Inc., Yipes Enterprise Services, Inc., MetroOptix, Narus, Inc., Snapbridge Software, Inc., Complient Corporation, fusionOne, Inc. and Axentis, LLC, and is on the Advisory Board of Broadview Capital Partners.
Daniel R. Frederickson	Director
Mr. Frederickson has been a Director of Kinko's since May 2001. He currently is managing director of OFF Center LLC, a limited liability company that invests in and manages commercial real estate in Southern California. Mr. Frederickson was President and Chief Executive Officer for Pink Dot, Inc. d.b.a. PDQuick from November 1998 to April 2001. In 1998, he served as Interim Chief Executive for Merchants, Inc., a three-division tire and auto service company. During the 12-year period prior to that time, Mr. Frederickson served in various capacities at Kinko's, including as President of the corporate predecessor to Kinko's responsible for coordination and servicing of Kinko's affiliated companies. Mr. Frederickson is a "Founding Partner" with Kinko's, opening store locations in St. Louis and Jefferson City, Missouri. Prior to Kinko's, Mr. Frederickson held a range of sales, finance and planning positions at Xerox Corporation, spanning a 16-year period. His last position with Xerox was Controller for the Northwest United States, with revenues in excess of $1 billion through 17 districts.
Gary M. Kusin	Director, President and Chief Executive Officer
Mr. Kusin has served as a Director and as the President and Chief Executive Officer of Kinko's since August 2001. From September 1998 through June 2001, he was the Chief Executive Officer of HQ Global Workplaces, Inc., a leader in flexible workplace solutions. On March 13, 2002, HQ Global Workplaces filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to joining HQ Global Workplaces, Mr. Kusin co-founded and built two consumer retail businesses, Laura Mercier Cosmetics, a high-end cosmetics supplier now owned by Neiman-Marcus, and Babbage's, Inc., a leading chain of consumer software specialty stores that merged with Software Etc. and now operates under the name GameStop®. Mr. Kusin's experience in the retail sector also includes service with Federated Department Stores as well as Carter-Hawley-Hale Stores. Mr. Kusin serves as a director of Electronic Arts, Inc., a leading entertainment software publisher.

Executive Officers of Kinko's

Name	Position	Additional Information
Gary M. Kusin	Director, President and Chief Executive Officer	Mr. Kusin has served as a Director and as the President and Chief Executive Officer of Kinko's since August 2001. From September 1998 through August 2001, he was the Chief Executive Officer of HQ Global Workplaces, Inc., a leader in flexible workplace solutions. On March 13, 2002, HQ Global Workplaces filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to joining HQ Global Workplaces, Mr. Kusin co-founded and built two consumer retail businesses, Laura Mercier Cosmetics, a high-end cosmetics supplier now owned by Neiman-Marcus, and Babbage's, Inc., a leading chain of consumer software specialty stores that merged with Software Etc. and now operates under the name GameStop®. Mr. Kusin's experience in the retail sector also includes service with Federated Department Stores as well as Carter-Hawley-Hale Stores. Mr. Kusin serves as a director of Electronic Arts, Inc., a leading entertainment software publisher.
Susan B. Parks	Executive Vice President, Operations
Ms. Parks has served as Kinko's Executive Vice President, Operations since August 2002. In this role, Ms. Parks manages Kinko's field operations, commercial sales team, real estate, corporate and product marketing, Corporate Print and Finish Centers, and several field-based staff support organizations. From June 2000 until December 2001, she was with Gateway, Inc., a computer manufacturer. She first led the Gateway Business division, a multi-billion dollar unit focused on business, government, and education customers, and then led Gateway's US Markets division, a multi-billion dollar unit focused on all US based customers. Prior to joining Gateway, Ms. Parks was Vice President/General Manager at US West (now Qwest Communications International Inc.) from 1994 to June 2000, heading the business and government solutions division.
Daniel J. Connors	Senior Vice President, Corporate Strategy
Mr. Connors joined Kinko's as Senior Vice President, Corporate Strategy, in August 2001. He is responsible for formulating and communicating Kinko's strategies to its various constituents, and for measuring results against those strategies. Prior to joining Kinko's, Mr. Connors held a similar position with HQ Global Workplaces, a leader in flexible workplace officing solutions. On March 13, 2002, HQ Global Workplaces filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to joining HQ Global Workplaces, Mr. Connors was with Bain & Company, a multinational strategy-consulting firm, during the period from July 1996 to September 2000. Prior to his work at Bain, he served as Deputy General Counsel of Wang Laboratories, and was a senior associate at Crowell & Moring, a Washington, D.C. law firm. He started his career as an attorney in The Pentagon Honors Program in Washington, D.C.

Allen C. Dickason	Senior Vice President and Chief Technology Officer
Mr. Dickason has served as Kinko's Senior Vice President and Chief Technology Officer since December 2001. In this capacity, he is responsible for all technology-related development, operations and support for Kinko's customer applications, retail operations, distributed manufacturing, and information systems. Before joining Kinko's, Mr. Dickason most recently served as the Chief Information Officer of Suiza Foods Corporation, a leading processor and distributor of dairy products from October 1998 to December 2001. From 1982 to October 1998 he was Chief Information Officer for Frito-Lay, where he also served as Vice President of Logistics for the Western United States. He began his career at The Procter and Gamble Company, where he held roles of increasing responsibility in engineering and facilities management.
Paul G. Rostron	Senior Vice President, Human Resources
Mr. Rostron joined Kinko's in December 1998 and was promoted to his current position of Senior Vice President, Human Resources, in November 1999. He oversees Kinko's people strategies, including compensation, benefits, human resource systems, recruiting, management and organizational development, team member relations and corporate communications. Prior to joining Kinko's, Mr. Rostron spent three years in senior level human resources positions with Gateway, Inc., a computer manufacturer, where he held positions of increasing responsibility, including Vice President, Global Human Resources. Prior to Gateway, he spent ten years with Abbott Laboratories, a global leader in diversified health care, in various human resource senior management roles, including his last position as Director of Human Resources, Hospital Products Division. Mr. Rostron began his human resource career with Montgomery Ward, Inc.
Mark A. Blinn	Senior Vice President and Chief Financial Officer
Mr. Blinn became Chief Financial Officer of Kinko's in February 2003. Prior to that, from September 2002 to February 2003, Mr. Blinn served as Vice President, Treasury and Tax, of Kinko's. Before joining Kinko's in September 2002, Mr. Blinn held a variety of positions with Centex Corporation, one of the nation's largest homebuilders, from July 1999 to September 2002, including Vice President and Chief Accounting Officer from December 2000 to September 2002 and Managing Director of Corporate Finance from July 1999 to December 2000. Preceding Centex, Mr. Blinn served as Senior Vice President/Treasurer of FirstPlus Financial, Inc., a specialized consumer finance company, from 1998 to 1999; and prior to that various positions at Electronic Data Systems Inc., a leading global information technology services company. Mr. Blinn also served as Vice President of Commercial Capital Funding and was in private law practice for four years.
John M. McDonald	Senior Vice President, Sales
Mr. McDonald has served as Kinko's Senior Vice President of Sales since joining the company in January 2003. Prior to joining Kinko's, Mr. McDonald served as Vice President of North America Sales for Manpower, Inc., a human resources company, from January 2001 to January 2003. From July 1998 through Januray 2001, Mr. McDonald served as VP of Sales for Moore North America, a division of Moore Corporation, LTD.

Frederic C. Liskow	Vice President and General Counsel
Mr. Liskow has served as Vice President and General Counsel since February 2003. Prior to that, Mr. Liskow served as Vice President of Legal Services since he joined the company in March 2002. Since joining Kinko's, Mr. Liskow has provided legal support for a complete range of corporate activities, from mergers and acquisitions and real estate transactions to management of intellectual property matters, contract implementation and litigation. Prior to joining Kinko's, Mr. Liskow held several positions in Citigroup Inc./Associates First Capital Corp. from 1993 to March 2002. Mr. Liskow began his career as a corporate attorney at the law firm of Jenkens & Gilchrist.
Mark A. Seals	Senior Vice President, International
Mr. Seals has served as Senior Vice President, International, since December 2001. He is responsible for overseeing all of Kinko's international activities, including development of new markets. From June 2000 until June 2001, Mr. Seals was Chief Operating Officer for a supermarket industry start-up called Meals.com in Seattle, Washington. From January 1998 through December 1999, he was Senior Vice President of Operations for Tricon Restaurants International, a spin off company of PepsiCo now know as Yum! Brands, Inc., where he was responsible for operations functions supporting all 9,000 Taco Bell, Pizza Hut and KFC restaurants outside of the U.S. From 1989 through 1997, he was with PepsiCo, where he served in various domestic and international roles such as Vice President of the Southwest zone of Taco Bell in the U.S., country manager of KFC and Pizza Hut in Singapore and President of Pizza Hut in Seoul, Korea. Mr. Seals began his career with Anheuser Busch Companies, Inc. where he held positions of increasing responsibility in finance, strategic planning, new business development and marketing.

        2.    Directors and Executive Officers of the Purchaser.    The following tables set forth the name and position of each director and executive officer of the Purchaser. For a description of each person's principal occupation and employment history, see the discussion above. The business address of each such person is 13155 Noel Road, Suite 1600, Dallas, Texas 75240 and the business telephone number of each such person is (214) 550-7000, and each such person is a citizen of the United States of America.

Directors and Executive Officers of the Purchaser

Name	Position
Gary M. Kusin	Director and President
Daniel J. Connors	Senior Vice President
Mark A. Blinn	Treasurer
Frederic C. Liskow	Secretary

        3.    Directors and Executive Officers of the CD&R Entities.    Set forth below are the names, business addresses, present principal occupations or employment and five-year employment histories of each director and officer of Associates VI Inc., Associates II Inc. and Associates Inc. and each director and shareholder of Associates Cayman Inc. Associates Cayman Inc. has no officers. The shareholders of Associates VI Inc., Associates II Inc. and Associates Inc. are principals of CDR. Except as otherwise noted below, each such person is a United States citizen. Except with respect to Messrs. Deschamps, Quarta, Spencer and Novak, the business address of each of the persons listed below is c/o Clayton, Dubilier & Rice, Inc., 375 Park Avenue, 18th Floor, New York, New York 10125, and the business telephone number of each such person is 212-407-5200. The business address for each of Messrs. Deschamps, Quarta, Spencer and Novak is c/o Clayton, Dubilier & Rice Limited, 55 Grosvenor Street, London, W1K 3HY, United Kingdom, and the business telephone number of each such person is 44-20-7290-5800.

  •
  Joseph L. Rice, III has been a principal of CDR since 1978 and currently serves as its Chairman. Mr. Rice is a Director and the Chairman of Associates VI Inc., Associates II Inc. and Associates Inc. and is a shareholder and Director of Associates Cayman Inc. Mr. Rice also serves as a Director of Italtel S.p.A. and Uniroyal Holding, Inc.

  •
  Donald J. Gogel has been a principal of CDR since 1989 and currently serves as its President and Chief Executive Officer. Mr. Gogel is a Director and the President and Chief Executive Officer, Assistant Treasurer and Assistant Secretary of Associates VI Inc., Associates II Inc. and Associates Inc., and is a shareholder and Director of Associates Cayman Inc. Mr. Gogel also serves as a Director of Kinko's, Inc., Global Decisions Group, L.L.C. and Jafra Cosmetics International, Inc.

  •
  B. Charles Ames has been a principal of CDR since 1989, and is a Director of Associates VI Inc., Associates II Inc. and Associates Inc. Mr. Ames serves as the Chairman of Riverwood International Corporation. Mr. Ames also serves as a Director of Remington Arms Company, Inc.

  •
  Michael G. Babiarz is a principal of CDR and has been a professional employee of CDR since 1990. Mr. Babiarz is a Director of Associates VI Inc. and Associates II Inc. Mr. Babiarz also serves as a Director of Remington Arms Company, Inc. and SIRVA, Inc.

  •
  Kevin J. Conway is a principal of CDR and has been a professional employee of CDR since 1994. Mr. Conway is a Director and the Vice President, Secretary and Assistant Treasurer of Associates VI Inc., Associates II Inc. and Associates Inc. Mr. Conway also serves as a Director of Riverwood International Corporation, Covansys Corporation and SIRVA, Inc.

  •
  Bruno Deschamps is a principal of CDR and has been a professional employee of CDR since 2002. Prior to joining CDR, Mr. Deschamps was President and Chief Operating Officer of Ecolab Inc. Mr. Deschamps is a Director of Associates VI Inc. and Associates II Inc. Mr. Deschamps also serves as the Chairman of the Supervisory Board of Schulte GmbH & Co. KG and Chairman of the Executive Committee of Brake Bros, Ltd. Mr. Deschamps is a citizen of France.

  •
  Theresa A. Gore has been a professional employee of CDR since 1994. Ms. Gore is the Vice President, Treasurer and Assistant Secretary of Associates VI Inc., Associates II Inc. and Associates Inc.

  •
  Thomas E. Ireland is a principal of CDR and has been a professional employee of CDR since 1997. Mr. Ireland is a Director of Associate VI Inc. and Associates II Inc. Mr. Ireland also serves as Chairman of the Executive Committee of Jafra Cosmetics International, Inc. and as a Director of Remington Arms Company, Inc. and Schulte GmbH & Co. KG.

  •
  Ned C. Lautenbach is a principal of CDR and has been a professional employee of CDR since 1998. Prior to joining CDR, Mr. Lautenbach served as Senior Vice President and Group

    Executive of Worldwide Sales and Services of IBM Corporation. Mr. Lautenbach is a Director of Associates VI Inc. and Associates II Inc. Mr. Lautenbach also serves as Chairman and Chief Executive Officer of Acterna Corporation and Co-Chairman of Covansys Corporation.

  •
  David A. Novak is a principal of CDR and has been a professional employee of CDR since 1997. Mr. Novak is a Director of Associates VI Inc. and Associates II, Inc. Mr. Novak also serves as a Director of Italtel Holding S.p.A. and Jafra Cosmetics International, Inc.

  •
  Roberto Quarta is a principal of CDR and has been a professional employee of CDR since 2001. Prior to joining CDR, Mr. Quarta was Chief Executive Officer of BBA Group plc. Mr. Quarta is a Director of Associates VI Inc. and Associates II Inc. Mr. Quarta also serves as the Chairman of Italtel Holding S.p.A. Mr. Quarta is a dual citizen of the United States and Italy.

  •
  James W. Rogers is a principal of CDR and has been a professional employee of CDR since 1998. Prior to joining CDR, Mr. Rogers was a Senior Vice President of General Electric Company. Mr. Rogers is a Director of Associates VI Inc. and Associates II Inc. Mr. Rogers also serves as the Chairman of both Brake Bros, Ltd. and SIRVA, Inc.

  •
  Richard J. Schnall is a principal of CDR and has been a professional employee of CDR since 1996. Mr. Schnall is a Director of Associates VI Inc. and Associates II Inc. Mr. Schnall also serves as a Director of Acterna Corporation, Brake Bros, Ltd., Guidance Solutions, Inc., Global Decisions Group, L.L.C. and SIRVA, Inc.

  •
  Christopher N. Spencer is a principal of CDR and has been a professional employee of CDR since 2002. Prior to joining CDR, Mr. Spencer was a principal of Candover Investments. Mr. Spencer is a Director of Associates VI Inc. and Associates II Inc. Mr. Spencer is also a Director of Brake Bros, Ltd. Mr. Spencer is a dual citizen of France and the United Kingdom.

  •
  George W. Tamke is a principal of CDR and has been a professional employee of CDR since 2000. Prior to joining CDR, Mr. Tamke was Vice Chairman and Co-Chief Executive Officer of Emerson Electric Co. Mr. Tamke is a Director of Associates VI Inc., Associates II Inc. and Target Corporation. Mr. Tamke also serves as Chairman of Kinko's, Inc. and Chairman of the Executive Committee of ICO Global Communications (Holdings) Limited.

  •
  David H. Wasserman is a principal of CDR and has been a professional employee of CDR since 1998. Prior to joining CDR, Mr. Wasserman worked in the Principal Investment Area of Goldman, Sachs & Co. Mr. Wasserman is a Director of Associates VI Inc. and Associates II Inc. Mr. Wasserman also serves as a Director of Kinko's, Inc., Covansys Corporation and ICO Global Communications (Holdings) Limited.

ANNEX A

Chapter 23B.13
DISSENTERS' RIGHTS

        23B.13.010 DEFINITIONS.    As used in this chapter:

        (1)  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2)  "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

        (3)  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (4)  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5)  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6)  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7)  "Shareholder" means the record shareholder or the beneficial shareholder.

        23B.13.020 RIGHT TO DISSENT.    (l) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a)  Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B. 11.040;

          (b)  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c)  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d)  An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a traction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e)  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board Of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2)  A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

        (3)  The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a)  The proposed corporate action is abandoned or rescinded;

          (b)  A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c)  The shareholder's demand for payment is withdrawn with the written consent of the corporation. (Last amended by Ch. 269, L. "91, eff. 7-28-91.)

        23B.13.030 DISSENT OF NOMINEES AND BENEFICIAL OWNERS.    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by anyone person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

        (2)  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a)  The beneficial shareholder submits to the corporation the record shareholder's consent to the dissent not later than the tittle the beneficial shareholder asserts dissenters' rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

          (b)  The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

        23B.13.200 NOTICE OF DISSENTERS' RIGHTS.    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (2)  If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters' rights that the action. was taken and send them the notice described in RCW 23B.13.220.

        23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.    (l) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

        (2)  A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

        23B.13.220 NOTICE.    (l) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

        (2)  The notice must be sent within ten days after the effective date of the corporate action, and must:

          (a)  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b)  Inform holders of uncertificated shares. to what extent transfer of the shares will be restricted after the payment demand is received;

          (c)  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d)  Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e)  Be accompanied by a copy of this chapter.

        23B.13.230 DUTY TO DEMAND PAYMENT.    (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the lnotice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates, all in accordance with the terms of the notice.

        (2)  The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

        (3)  A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares under this chapter.

        23B.13.240 SHARE RESTRICTIONS.    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

        (2)  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

        23B.13.250 PAYMENT.    (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

        (2)  The payment must be accompanied by:

          (a)  The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b)  An explanation of how the corporation estimated the fair value of the shares;

          (c)  An explanation of how the interest was calculated;

          (d)  A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e)  A copy of this chapter.

        23B.13.260 FAILURE TO TAKE ACTION.    (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

        (2)  If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 238.13.220 and repeat the payment demand procedure.

        23B.13.270 AFTER-ACQUIRED SHARES.    (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)  To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

        23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.    (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a)  The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b)  The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c)  The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (2)  A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand2under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares. (Last amended by Ch. 297, L '02, eff. 6-13-02.)

        23B.13.300 COURT ACTION.    (l) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)  The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and an parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4)  The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

        (5)  The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (6)  Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

        23B.13.310 COURT COSTS AND COUNSEL FEES.    (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

        (2)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280;

          (b)  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23B.13 RCW.

        (3)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

MELLON INVESTOR
SERVICES LLC

By Mail:	By Hand:	By Overnight Courier:
Mellon Investor Services LLC Attn: Reorganization Dept. P. O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services, LLC Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271	Mellon Investor Services, LLC Attn: Reorganization Dept. 85 Challenger Road Mail Stop-Reorg. Ridgefield Park, NJ 07660

By Facsimile Transmission (For
Eligible Institutions Only):
(201) 296-4293

To Confirm Facsimile Transmissions
(For Eligible Institutions Only):
(201) 296-4860

        Questions and requests for assistance may be directed to the Information Agent at its address set forth below. Additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MELLON INVESTOR
SERVICES LLC

85 Challenger Road

Ridgefield Park, NJ 07660

Call toll-free at (888) 867-6003

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
IMAGEX, INC.
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF KINKO'S, THE PURCHASER AND THE CD&R ENTITIES
ANNEX A